Exhibit 10.8

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

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Execution Copy

DATED 02 AUGUST 2011

LNG CARRIER TIME CHARTERPARTY

between

LANCE SHIPPING S.A.

and

GAZPROM GLOBAL LNG LIMITED

TIME CHARTERPARTY

LNG CARRIER

“CLEAN POWER”

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TABLE OF CONTENTS

1.	Description and Condition of Vessel	4

2.	Shipboard Personnel and their Duties	6

3.	Duty to Maintain	8

4.	Period, Trading Limits and Safe Places	9

5.	Bunkers and LNG Heel at Delivery and Redelivery	11

6.	Grade of Bunkers	13

7.	Delivery, Redelivery, Laydays and Cancelling	14

8.	Owners to Provide	15

9.	Charterers to Provide	15

10.	Rate of Hire	16

11.	Payments	16

12.	Space Available to Charterers	18

13.	Instructions and Logs	18

14.	Bills of Lading	18

15.	Conduct of Vessel’s Personnel	19

16.	LNG Retention/Supply for Operational Purposes	19

17.	Pilots and Tugs	20

18.	Super-Numeraries	20

19.	Sub-letting/Assignment/Novation	21

20.	Final Voyage	21

21.	Loss of Vessel	21

22.	Off-hire	22

23.	Ship to Ship Transfers	26

24.	Periodical Drydocking	26

25.	Ship Inspection	28

26.	Key Vessel Performance Criteria	29

27.	Salvage	30

28.	Lien	30

29.	Exceptions	31

30.	Injurious Cargoes	32

31.	Disbursements	32

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32.	Laying-up - Deleted	32

33.	Requisition	32

34.	Outbreak of War	32

35.	Additional War Expenses	32

36.	War Risks	33

37.	Both to Blame Collision Clause	35

38.	New Jason Clause	35

39.	Clause Paramount	36

40.	Insurance/ITOPF	37

41.	Export Restrictions	37

42.	General	38

43.	Drugs and Alcohol	38

44.	Pollution and Emergency Response	38

45.	ISPS Code/USMTSA 2002	39

46.	Routing	40

47.	Owners’ Representations, Warranties and Undertakings	41

48.	Consequential Losses	42

49.	Law and Litigation	42

50.	Confidentiality	43

51.	Construction	44

52.	Notices	45

54.	Definitions	47

55.	Additional Clauses	49

APPENDIX 1 - Gas Form		50

APPENDIX 2 - Primary Terminals		60

APPENDIX 3 - Detailed Performance Criteria		63

APPENDIX 4 - Experience Matrix		73

APPENDIX 5 - Safety And Environmental Monthly Reporting Template		74

APPENDIX 6 - Letter Of Indemnity		77

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TIME CHARTER PARTY

IT IS THIS DAY AGREED between

A	Lance Shipping S.A., a company incorporated under the laws of Marshall Islands and having its registered office at Ajeltake Road. Ajeltake Island, Majuro, 96960 Marshall Islands (hereinafter referred to as “Owners”), being owners of the good steam Liquefied Natural Gas carrier called CLEAN POWER (hereinafter referred to as “the Vessel”) described as per Clause 1 hereof and

B	Gazprom Global LNG Limited, a limited liability company incorporated under the laws of England and having its registered office at 20 Triton Street, London, NW1 3BF, United Kingdom (hereinafter referred to as “Charterers”):

1.	Description and Condition of Vessel

At the date of delivery of the Vessel under this charter and throughout the charter period:

(a)	she shall be classed by a Classification Society, which is a member of the International Association of Classification Societies;

(b)	if she is fifteen years old or over she shall obtain and maintain a Condition Assessment Programme (“CAP”) of not worse than two (2);

(c)	she shall be in every way fit to load, carry, store, discharge and measure Liquefied Natural Gas (“LNG”).

(d)	she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(e)	her tanks, valves, manifolds and pipelines shall be liquid and gas tight;

(f)	she shall be in every way fitted for burning, in accordance with the grades specified in Clause 6 hereof:

(i)	at sea, HFO and LSFO in any proportion with Boil-Off for main propulsion and HFO, LSFO and MGO for auxiliaries as ordered by Charterers, and for storing fuels of such grades in segregated storage tanks;

(ii)	in port, HFO in her boilers and MGO for auxiliaries;

(g)	she shall have all her cargo measuring equipment and instrumentation calibrated and certified by an approved surveyor, and this shall be verified (if required by Charterers) by an approved surveyor at each load port;

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(h)	she shall have her insulation spaces prepared and maintained as per her containment system design conditions as set by relevant manufacturer and licensor;

(i)	she shall comply with the regulations in force so as to enable her, if her size permits, to pass through the Suez Canal and the Panama Canal (after the planned expansion) and Magellan and Great Belt straits by day and night without delay;

(j)	she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service between Primary Terminals without delay or interruption, including without limitation such certificates, documents and equipment as are required to comply with the laws and regulations of any ECA when directed by Charterers. For the avoidance of doubt this will include, but will not be limited to, the Vessel’s Certificate of Financial Responsibility;

(k)	she shall comply with the description in the Gas Form appended hereto as Appendix 1, provided however that if there is any conflict between the provisions of this questionnaire and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(l)	her ownership structure, flag, registry, classification society and management company shall not be changed;

Safety Management

(m)	Owners will operate:

(i)	a safety management system certified to comply with the International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention;

(ii)	a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)	a documented environmental management system; and

(iv)	a documented accident/incident reporting system compliant with flag state requirements.

(n)	Owners shall submit to Charterers a monthly written report on or before the tenth day of the subsequent month, detailing all accidents/incidents and environmental reporting requirements, in accordance with the “Safety and Environmental Monthly Reporting Template” appended hereto as Appendix 5 and shall promptly submit to Charterers any details and reports of any Port State Control inspections, Conditions of Class imposed by the Vessel’s Classification Society(ies), incidents involving the Vessel or any other LNG vessels under the same technical or commercial management or any changes to the Experience Matrix in Appendix 4;

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(o)	Owners shall maintain Health Safety Environmental (“HSE”) records sufficient to demonstrate compliance with the requirements of their HSE system and of this charter. Charterers reserve the right to confirm compliance with HSE requirements by audit of Owners; and

(p)	Owners shall ensure that a SIRE inspection report which is less than six (6) months’ old shall be available on OCIMF’s website upon delivery and throughout the term of this charter. The cost of SIRE inspections are for Owners account.

Trading to the USA & Japan

(q)	If Charterers require the Vessel to call at a port in the United States of America during this Charter, the Owners shall install an AIS Pilot Plug, as defined in and required by the SOLAS regulations.

(r)	Owners shall ensure that the Vessel is able to trade freely to the United States of America and that the Vessel complies with all applicable U.S. Coast Guard regulations, (including without limitation a Certificate of Compliance with such regulations). If the Certificate of Compliance is not available on delivery of the Vessel, Owners shall procure that an inspection is carried out by the US Coast Guard prior to or on arrival at the first port in the United States of America.

(s)	Where so required by Charterers, Owners shall ensure that the custody transfer measurement systems on the Vessel comply in all respects with the requirements of the Japanese customs authorities, the classification society Nippon Kaiji Kyokai and any other relevant authorities in Japan having jurisdiction over the measurement or discharge of LNG in Japan.

2.	Shipboard Personnel and their Duties

(a)	At the date of delivery of the Vessel under this charter and throughout the charter period:

(i)	she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely and, for the senior officers, have the sea-going and LNG experience set out in the Experience Matrix in Appendix 4;

(ii)

all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state, and shall be trained to operate the Vessel and her equipment competently,

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safely and in accordance with first class international standards for LNG vessels, including SIGTTO “LNG Shipping Suggested Competency Standards 2008” (or any subsequent amendments or replacements thereof);

(iii)	all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)	there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently;

(v)	the terms of employment of the Vessel’s staff and crew will always remain fully compliant with the requirements of the International Transport Worker’s Federation and the Vessel will at all times be entered in the PanHellenic Seafarers’s Union and have on board a Blue Card or equivalent allowing the Vessel to call at all Primary Terminals where such a Blue Card or equivalent is required; and

(vi)	the nationality of the Vessel’s officers and crew given in the Gas Form referred to in Clause 1(k) will not change without Charterers’ prior agreement which shall not be unreasonably withheld.

(b)	Owners guarantee that throughout the charter service the master shall with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)	prosecute all voyages with the utmost despatch;

(ii)	render all customary assistance; and

(iii)	load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

(c)	Owners shall at all times have responsibility for the proper docking, loading, stowage and discharging of the cargo and shall keep a strict account of all cargo loaded, boiled off and discharged.

(d)	Owners shall at all times have responsibility for the proper care and storage of bunkers and shall keep a strict account of all bunkers received and used on board.

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(e)	Owners shall place on the Vessel at Owners’ cost:

(i)	By delivery minimum of two cadets (one deck cadet and one engine cadet) who are nationals of the Russian Federation from the Admiral Makarov State Maritime Academy in St. Petersburg (the “Academy”); and

(ii)	By delivery two officers who are nationals of the Russian Federation, provided that the same are available and meet the crewing requirements set out in Clause 2(a) and Owners’ standard crewing requirements; and

(iii)	within 12 months of delivery to Charterers under this charter a further two officers who are nationals of the Russian Federation, provided that the same are available and meet the crewing requirements set out in Clause 2(a) and Owners’ standard crewing requirements.

so that at all times during the Charter within 12 months of delivery the Vessel shall have four (4) officers and, where possible under the training schedule of the Academy, two (2) cadets who are nationals of the Russian Federation.

Charterers shall provide reasonable assistance to Owners in establishing contact with the Academy and selecting the cadets, and shall encourage the Academy to assist Owners in verifying certificates of Russian nationals that are considered under this sub-clause (e).

3.	Duty to Maintain

(a)	Throughout the charter period Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 29 hereof) that requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2, exercise due diligence so to maintain or restore these conditions.

(b)	If at any time whilst the Vessel is on hire under this charter the Vessel fails to comply with the requirements of Clauses 1, 2 or 12 except 2 (d) then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost. Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 26 and Appendix 3.

(c)	If Owners are in breach of their obligations under Clause 3(a), Charterers may so notify Owners in writing and if, after the expiry of 30 days following

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the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)	Owners shall advise Charterers immediately, in writing, should the Vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage and/or receives a Condition of Class from the Vessel’s Classification Society. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection.

(e)	If, in Charterers reasonably held view:

(i)	failure of an inspection, or

(ii)	any finding of an inspection

referred to in Clause 3(d), prevents normal commercial operations then Charterers have the option to place the Vessel off-hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, until the date and time that the Vessel passes a re-inspection by the same organisation, or becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire.

(f)	Furthermore, at any time while the Vessel is off-hire under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This Clause 3(f) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers rights under Clause 22 hereof).

4.	Period, Trading Limits and Safe Places

(a)	Firm Period

From the time and date of delivery for one thousand eight hundred and twenty five (1,825) days plus or minus up to ten (10) days in Charterers’ option. This shall be known as the Firm Period.

Optional Period

From the end of and in direct continuation after the Firm Period for up to one hundred and eighty (180) days plus or minus up to ten (10) days in Charterers’ option. This shall be known as Optional Period and is to be declared by Charterers by no later than one hundred and eighty (180) days prior to the end of the Firm Period.

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Owners agree to let and Charterers agree to hire the Vessel for the Firm Period and, subject to exercise of its option by Charterers, the Optional Period, for the purpose of carrying all lawful merchandise (subject always to Clause 30) including in particular, LNG in any part of the world as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof. Notwithstanding the foregoing, but subject to Clause 36, Charterers may order the Vessel beyond such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters or other costs arising as a consequence of such order in accordance with Clause 9 (d).

Notwithstanding any other provision of this charter, the Vessel shall not be obliged to go to any place if the Vessel going to such place would violate any resolution of the United Nations Security Council.

During the course of the charter period Owners and Charterers agree to discuss in good faith the possibility of a further extension to the charter period on the same or different terms. Any such discussion, negotiation or agreement shall be without prejudice to the parties’ rights and obligations under this charter.

(b)	Any time during which the Vessel is off-hire under this charter may be added to the charter period in Charterers’ option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the off-hire occurred, and the additional time shall be treated as part of the period of the charter in which the off-hire occurred. Charterers shall exercise this option no later than ten (10) days after the Vessel is delivered back from each off-hire period. Any periods of off-hire occurring after the time and date on which Charterers have declared their option may be added to the charter period as long as Charterers have declared that they will be so added within three (3) days of the end of the relevant period of off-hire.

(c)	Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the Vessel shall be loaded and discharged at any places as Charterers may direct.

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(d)	Owners warrant that the Vessel is compatible with the Primary Terminals listed in Appendix 2 for berthing, unberthing, loading and discharging LNG cargo without modification to the Vessel. In the event that modification to the Vessel becomes necessary as a result of changes in international regulations or standards and/or are required by the Vessel’s Classification Society or Flag State, the cost of such modification shall be for Owners’ account, and the Vessel shall be off-hire for the time required to effect such modifications unless this can be achieved without affecting the performance of the Vessel under this charter. If the Vessel cannot, by modification, be made compatible with all of the Primary Terminals, within a period of thirty (30) days from delivery, Charterers shall be entitled to terminate this charter on the terms set out in Clauses 3(f) and 22(k).

(e)	If Charterers so request from time to time, Owners shall agree to perform expeditiously ship-to-shore compatibility (“SSC”) studies of terminals, including those not listed as Primary Terminals in Appendix 2, and/or obtain confirmations from the relevant authorities at such terminals that the Vessel is compatible and acceptable. All costs, including routine communications, documentation support, such as submission of Gas Form, Optimoor® studies and other data requests, and travel by Owners’ Representatives to the terminal shall be for Owners’ account. If, following such compatibility studies, Owners’ deem a terminal compatible, or if the relevant authorities at the terminal have accepted the Vessel as compatible, such terminal shall be added to the Primary Terminals list in Appendix 2. Charterers shall provide reasonable assistance to Owners in connection with such SSC studies by advising relevant terminals and facilitating contact and discussions between Owners and the terminals.

(f)	Any unconventional equipment required by terminals, including equipment required for the monsoon season, shall be arranged, supplied and provided by Owners, and the costs thereof shall be borne by Charterers.

(g)	The Vessel shall not be obliged to call at ports, terminals or places or trade in waters which exposes the Vessel to dangerous levels of Radioactivity to be harmful to human health or the Vessel as determined by the International Atomic Energy Authority and the World Health Organization, provided however, that the decision to enter such ports, terminals, places or waters shall always be in the sole discretion of the Vessel’s master.

5.	Bunkers and LNG Heel at Delivery and Redelivery

(a)	Charterers shall on delivery accept and pay for all bunkers (which shall include HFO, LSFO, MDO and MGO) on board valued at the “Fuel Price”.

Owners shall inform Charterers of the estimated quantity of bunkers remaining on board on delivery at the same time as serving the 29 day notice of delivery in accordance with Clause 7(d).

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Charterers shall not bunker the Vessel without Owners’ approval as long as bunker quantities are within required reserves as stated below, such approval not to be unreasonably withheld. Owner will provide Charterer with bunker re-delivery quantity with sufficient notice to enable Charterer to comply.

The Master shall provide an On-Hire and Off-Hire Certificate containing the ROB numbers for bunkers and LNG Heel upon both delivery and redelivery of the Vessel.

For the avoidance of doubt, the Vessel’s figures shall be used to ascertain the quantity of all Bunkers on delivery and redelivery. Charterers may request that an independent surveyor shall be appointed to verify the Vessel’s figures at Charterers costs, in which case the independent surveyor’s figures shall be final in the absence of manifest error.

*****

(b)	Owners shall on redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all bunkers and liquid LNG Heel remaining on board, valued respectively at Fuel Price and LNG Price. The Vessel shall be delivered to Charterers with not less than 1,500tonnes of HFO and not less than 200 tonnes of MGO, and redelivered to Owners with not less than 1,500 tonnes of HFO and not less than100 tonnes of MGO.

(c)	Throughout the charter the Vessel shall operate with at least the quantity of HFO, MDO, MGO and LNG on board sufficient to prosecute safely each voyage or reach the nearest safe bunker port. The above amount shall be in addition to a safety reserve of fuel oil, which would enable the Vessel to steam at the Service Speed for a total of five (5) days.

(d)	Notwithstanding anything contained in this charter all bunkers and LNG Heel on board the Vessel shall, throughout the duration of this charter, remain the property of Charterers or their nominee and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

(e)	The Vessel shall be delivered to Charterers with its cargo tanks (a) containing natural gas vapour and ready for cooldown or (b) cold with retained LNG Heel and ready for loading, at Owners’ option which option shall be declared fifteen (15) days prior to delivery. If necessary ***** shall provide and pay for LNG for cool down for first loading, and the Vessel shall remain on hire for such cool down for first loading.

(f)	If Owners exercise the right under Clause 5(e) to deliver the Vessel cold with retained LNG Heel, Charterers shall accept and pay for such LNG Heel valued at the LNG Price up to a maximum of 3,500 cubic meters.

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(g)	Owner shall have the option to retain up to 3,500 cubic meters of LNG Heel at last discharge port, but shall be obliged to pay Charterers for such LNG Heel retained at the LNG Price, such option to be declared at least 30 days before last discharge.

(h)	Unless otherwise agreed by Owners and Charterers or pursuant to Clause 5(f), the Vessel shall be redelivered to Owners free of LNG Heel with its cargo tanks containing natural gas vapour only.

(i)	For the avoidance of doubt Charterers shall not be entitled to require Owners to retain LNG Heel other than as agreed by Owners and Charterers pursuant to (f) and (g) of this Clause.

6.	Grade of Bunkers

(a)	Charterers shall supply bunkers whose properties comply with those set out in ISO Standard 8217:2005 for RMG380, with sulphur content always in compliance with Vessel’s EP notation requirements, and MGO whose properties comply with the standard for DMA. If Owners require the Vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

(b)	Should Charterers trade the Vessel into an ECA or into a member state of the EU following the entry into force of the Directive, then the Charterers shall supply fuels:

(i)	of such specifications and quality that comply with the ECA or Directive requirements as applicable;

(ii)	from bunker suppliers who comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

(c)	Owners warrant, in the event the Vessel trades in an ECA that the Vessel:

(i)	complies with Regulation 14 and 18 of MARPOL Annex VI and with the requirements of the ECA or the Directive as applicable;

(ii)	is able to consume fuels of the required sulphur content when ordered by the Charterers to trade within the ECA; and

(iii)	will provide segregated storage for this fuel.

(d)	Owners warrant, in the event the Vessel trades into a member state of the EU following the entry into force of the Directive that the Vessel complies with the Directive by being capable of applying one of the following procedures depending on the specific terminal’s requirements and subject to having sufficient LNG Heel on board, each of which constitutes current LNG industry practice for discharge in EU member states:

(i)	both boilers operating in gas mode while being alongside, OR

(ii)	one boiler operating in gas mode and one boiler in dual mode with minimum flow for LSFO pilot flame.

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Owners will ensure that emissions as a result of this operation according to this clause will not exceed 0.1% sulphur content.

Charterers acknowledge that the procedure (i) under this sub-clause is allowed under the Directive; and the procedure (ii) under this sub-clause is expected to be compliant with the Directive as evident under the EC “Question and Answers” (http://ec.europa.eu/environment/air/transport/pdf/ships_faq.pdf).

(e)	If Charterers supplied the Vessel with fuels in accordance with this clause, the Charterers shall not be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s non-compliance with Regulations 14 and 18 of MARPOL Annex VI or any ECA or Directive requirements.

7.	Delivery, Redelivery, Laydays and Cancelling

Owners shall deliver the Vessel to Charterers upon dropping last outward pilot at the last discharge port from the voyage preceding this charter.

(a)	Unless otherwise agreed, the Vessel shall not be delivered to Charterers before 0001 hours local time at the place of delivery 1st October 2012, but must be delivered to Charterers no later than 2359 hours local time 30th November 2012.

Charterers shall have the option of cancelling this charter if the Vessel is not ready and at their disposal on or before 2359 hours local time at the place of delivery on 30th November 2012.

(b)	Where the Vessel has been dry docked during the term of this charter, save where the Vessel is redelivered pursuant to early termination provisions of this charter, Charterers shall redeliver the Vessel to Owners at: one safe anchorage at or passing (i) Gibraltar if the last discharge under this charter takes place at a port west of Suez, and (ii) Singapore if the last discharge under this charter takes place east of Suez, or (iii) some other safe location at Owners option if such location is closer to the last discharge port than Gibraltar or Singapore as the case may be under this Clause.

(c)	If the Vessel has not been dry docked during the term of this charter, save where the Vessel is redelivered pursuant to early termination provisions of this charter, Charterers shall redeliver the Vessel to Owners at one safe anchorage at or passing Singapore.

(d)	Owners are required to give Charterers 29 days approximate prior notice of delivery and 15, 10, 7, 5, 4, 3, 2 and 1 days prior notice of delivery and Charterers are required to give Owners 30 days approximate prior notice of redelivery and 15, 10, 7, 5, 4, 3, 2 and 1 days prior notice of redelivery.

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8.	Owners to Provide

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 35 hereof, for all insurance on the Vessel, for all deck, cabin and engine-room stores, lubricating oil and water; for all drydocking, overhaul, maintenance and repairs to the Vessel; for all fumigation expenses; and for all certification, vetting and inspections of the Vessel. Owners obligations under this Clause 8 extend to all liabilities for taxes, customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire.

9.	Charterers to Provide

(a)	Charterers shall provide and pay for all HFO, LSFO, MGO and MDO (which includes fuel consumed for the production of nitrogen, production of water, inert gas generation (except when used for gas freeing for drydocking and repairs), main and auxiliary engines and emergency generator when the Vessel is on hire) which must be supplied from a bunker supplier who applies the standards required by a first class operator, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 8 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(b)	Charterers shall provide Boil-Off to be used by the Vessel as fuel when the Vessel is on hire up to the limits guaranteed in Clause 26(e) and 26(f) at no cost to Owners. All Boil-Off in excess of such limits shall, unless authorised by Charterers, be paid by Owners at the LNG Price in accordance with Appendix 3 Article 8.

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(c)	In respect of HFO, LSFO and MGO consumed for Owners purposes, including without limitation when the Vessel is off-hire, these will be paid by Owners on each occasion to Charterers at the Fuel Price.

(d)	The Charterer shall reimburse the Owner for the following:

(i) any additional insurance premium in accordance with the Charterer’s voyage instructions, under H&M insurance, war risk insurance or any other type of additional insurance premium required under this Charter, in each case less any reduction, rebate or waiver from the relevant insurance companies, underwriters and Approved Club;

(ii) any voyage-related and port specific charges, including but not limited to OPA 90 charges and additional premiums charged by providers of oil pollution cover when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with the Charterer’s orders; and

(iii) the cost of Social Responsibility Insurance for Japan and High Risk Area crew bonus payments, provided that the Charterer is given prior notification of and approves of such payments.

10.	Rate of Hire

Subject as herein provided, Charterers shall pay for the use and hire of the Vessel during both the Firm Period and Optional Period at the rate of ***** per day (United States Dollars *****), and pro rata for any part of a day from the time and date of her delivery to Charterers until the time and date of redelivery to Owners.

11.	Payments

(a)	Subject to Clause 3(c) and 3(e), payment of hire, free from general average, shall be made in immediately available funds to:

*****

REF: *****

in United States Dollars per calendar month in advance or, in the case of the first hire payment, on delivery of the Vessel to Charterers, in all cases no later than ten (10) Business Days after the receipt of the respective invoice, less:

(i)	any hire paid which Charterers reasonably estimate to relate to off-hire periods or Late arrivals as defined in Appendix 3 Article 2;

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(ii)	any amounts disbursed on Owners behalf, any advances and commission thereon, and charges which are for Owners account pursuant to any provision hereof; and

(iii)	any amounts due or reasonably estimated to become due to Charterers under Clause 3(b), 16(c) or 26 hereof, and under Appendix 3 Articles 5 (e) and 7 (d)

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. All deductions from hire shall be verified by Charterers by production of vouchers or supporting documentation corresponding to the deductions within 30 days after the applicable deduction. Charterers shall not be responsible for any delay or error by Owners bank in crediting Owners account provided that Charterers have made proper and timely payment.

(b)	In default of such proper and timely payment of any of the amounts set out in paragraph (a) above:

(i)	Owners shall notify Charterers of such default and Charterers shall ***** Business Days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** above the U.S. Prime Interest Rate as published in the Wall Street Journal on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

(c)	Payment of any amounts listed in (a) of this Clause 11 that remain due to Charterers after deduction from hire, shall be made in immediately available funds to:

*****

Ref: *****

in United States Dollars per calendar month in advance ten (10) Business Days after the receipt of the respective invoice.

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(d)	In default of such proper and timely payment of any of the amounts set out in paragraph (c) above:

(i)	Charterers shall notify Owners of such default and Owners shall within ***** Banking Days of receipt of such notice pay to Charters the amount due, including interest; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** above the U.S. Prime Interest Rate as published in the Wall Street Journal on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

12.	Space Available to Charterers

The whole reach, burthen and decks on the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers disposal, reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 150 tonnes at any time during the charter period.

13.	Instructions and Logs

Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners expense of any such documents, which are not provided by the master.

14.	Bills of Lading

(a)	The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 36 and 41) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)	from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this charter, or (except as provided in Clause 14(b)) from the master otherwise complying with Charterers’ or their agents’ orders;

(ii)	from any irregularities in papers supplied by Charterers or their agents.

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(b)	If Charterers by e-mail, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity (other than by reason of boil off of cargo), then Owners shall discharge such cargo in accordance with Charterers’ instructions in consideration of receiving an indemnity in the terms of Appendix 6, which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200% of the CIF value of the cargo carried on board.

(c)	Owners warrant that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.

15.	Conduct of Vessel’s Personnel

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

16.	LNG Retention/Supply for Operational Purposes

(a)	Unless Charterers stipulate otherwise, Owners shall retain on board the Vessel following completion of discharge sufficient LNG Heel (which will be agreed with Charterers prior to the commencement of discharge) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty-four (24) hours.

(b)	***** shall provide and pay for natural gas and LNG required for gassing up and cooling the Vessel’s cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)	in the event that the quantity of LNG Heel retained on board pursuant to Clause 16(a) is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition unless such insufficiency is the result of an act or omission on the part of Owners or fault of the Vessel;

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(ii)	when LNG is required by reason of:

(aa)	strikes, quarantine restrictions, seizure under legal process, piracy, restraint of labour, none of which arise in connection with the Vessel or crew;

(bb)	an act of God, act of war, lock outs, riots, civil commotions, restraint of princes rulers or people;

(iii)	when LNG is required by reason of any Restricted Period as defined in Appendix 3 Article 2 (e) (i) to (vi), or by reason of Charterers changing the SAT, or by reason of Charterers ordering the Vessel to steam at any speed other than the Service Speed;

(iv)	upon return of the Vessel to the first load port after any lay-up ordered by Charterers pursuant to Clause 32, after any underwater cleaning ordered under Appendix 3 Article 11 (a), or after the Vessel has been withdrawn from service at the request or convenience of Charterers as a result of which the Vessel has been warmed up and/or gas freed;

(v)	where the LNG is required and caused by Charterers’ breach of this charter.

(c)	***** shall provide and pay for natural gas and LNG required for gassing up and cooling the Vessel’s cargo tanks at the LNG Price, in all other circumstances, including, but not limited to:

(i)	following periods of off-hire;

(ii)	following requisition under Clause 33;

(iii)	where the LNG is required and caused by Owners’ breach of this Charter.

17.	Pilots and Tugs

Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are in fact the servants of Charterers their agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots or tugboats.

18.	Super-Numeraries

(a)	Charterers may send up to two representatives in the Vessel’s available accommodation upon any voyage made under this charter, Owners providing provisions and all requisites as supplied to officers.

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Charterers shall pay at the rate of United States Dollars 15 (fifteen) per day for each of its representative while on board the Vessel.

(b)	Owners may send its representatives upon any voyage made under this charter at its own expense subject to Charterers consent, such consent not to be unreasonably withheld. For the purpose of Clause 22 of this charter, Owners representatives shall be deemed members of the Vessel’s crew.

19.	Sub-letting/Assignment/Novation

Charterers may sub-let the Vessel, or assign or novate this charter to any Affiliate but shall always remain responsible to Owners for due fulfilment of this charter.

20.	Final Voyage

If, when a payment of hire is due hereunder, Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)	disbursements on Owners behalf or charges for Owners account pursuant to any provision hereof, and

(b)	bunkers and LNG Heel on board at redelivery pursuant to Clauses 5 and 16.

Promptly, and in any event not later than ten (10) Business Days after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be. However, Charterers acknowledge that the Owner may refuse orders where it is self evident that the voyage cannot be completed within the Charter Period.

21.	Loss of Vessel

Should the Vessel be lost, this charter shall terminate and hire shall cease at noon (GMT) on the day of her loss; should the Vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon (GMT) on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, this charter shall terminate and hire shall cease at noon (GMT) on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

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22.	Off-hire

(a)	On each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner):

(i)	due to deficiency of personnel or stores; repairs; gas-freeing for drydocking, hot work, entry into cargo tanks or repairs; repositioning to and from, time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation any part of the cargo containment system); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other similar cause preventing the efficient working of the Vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the Vessel’s service) or cumulates to more than three hours in any ballast or laden voyage (if resulting from partial loss of service); or

(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii)	for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 18 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or

(iv)	due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v)	due to delay or detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel, the Vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); or

(vi)	due to pre-docking and repair procedure including warming, gas freeing and inerting; or

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(vii)	due to scheduled maintenance, maintaining, overhauling, repairing or dry docking the Vessel and submitting her for survey or inspection; waiting for any of the aforesaid purposes; proceeding to or from, and whilst at, any port or place for any of the aforesaid purposes; or

(viii)	due to post-docking or repair procedure including inerting, gassing and cooling in excess of that undertaken for normal loading; or

(ix)	due to delay caused by an inspection by US Coast Guard or by absence of Japanese Customs approval as per Clause 1(s) in each case to the extent that this delay exceeds three hours;

(x)	due to any provision of Clause 3 except as otherwise provided therein; or

(xi)	due to any documentary failure or any other prohibition or delay caused by the Vessel’s failure to meet the requirements of any applicable law, regulations or port state control, including the requirements of any Primary Terminal; or

(xii)	due to the Vessel’s inability to trade by reason of any deficiency of the insurance cover required to be maintained by Owners under this charter, except in the case where such deficiency is caused by Charterers refusing to bear the cost of additional insurance cover required under this charter; or

(xiii)	due to any other circumstances where the Vessel is off-hire under this charter then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)	If the Vessel fails to proceed at any Guaranteed Speed (as defined in Appendix 3 Article 2 (a) (iv)) pursuant to Clause 26 and Appendix 3, and such failure arises wholly or partly from any of the causes set out in Clause 22(a) above, then the following provisions shall apply:

(i)	if the Vessel is unable to maintain a speed of at least 85% of the Guaranteed Speed under Clause 26, provided none of the Restricted Periods defined in Appendix 3 Article 2 (e) are applicable, Charterers shall have the option to place the Vessel off-hire but any distance made good by the Vessel whilst off-hire shall be taken into account in accordance with Clause 22(a);

(ii)	except where Charterers have placed the Vessel off-hire pursuant to Clause 22(b)(i), failure of the Vessel to proceed at any Guaranteed Speed shall be dealt with under Clause 26 and Appendix 3 and the Vessel will not be off-hire under Clause 22.

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(c)	Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 22(a), the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 22(a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather, hire shall continue to be due and payable during any time lost thereby.

(d)	Owners undertake that all cleaning of boilers and overhauling of engines shall be carried out as far as safe and possible concurrently with performance of the services provided under this Charter, provided that the approval of Charterers, which shall not be unreasonably withheld, has first been obtained. Any time lost thereby shall be off-hire. Owners shall immediately inform Charterers of any delays to the Vessel as a result of aforesaid maintenance and repair operations.

(e)	If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire and Owners shall have the right to employ the Vessel on their own account.

(f)	The Vessel shall additionally be off-hire as provided in this Clause 22 whenever there is loss of time:

(i)	as a result of a boycott arising in connection with the business of Owners, the terms or conditions of employment of Owners’ servants, or employment;

(ii)	due to restraint or interference in the Vessel’s operation by any governmental authority in connection with the ownership,

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registration, or obligations of Owners or the Vessel, or stowaways, or in connection with smuggling or other prohibited activities, unless such restraint or interference involves a cargo carried under this charter, or Charterers themselves, or the shippers or receivers of such a cargo; or

(iii)	due to strikes or labour boycotts against the Vessel because of the ownership and/or officers and crew and/or officers and crews’ employment conditions;

(g)	Time during which the Vessel is off-hire under this charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4(b).

(h)	All references to “time” in this charter party shall be references to local time except where otherwise stated.

(i)	If as a consequence of any cause or purpose mentioned in this Clause 22 or in Clause 16(c), the Vessel presents for loading with tank temperatures other than that which would otherwise allow bulk loading to commence within 1/2 (half) an hour after cooling of the loading arms, any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading shall count as off-hire and the cost of any LNG supplied for such additional cooling shall be paid for by Owners at the LNG Price.

(j)	If any LNG is lost as Boil-off during periods of off-hire, Owners shall reimburse Charterers for the LNG lost at the LNG Price.

Where accurate measurement of LNG lost as Boil-off during any such off-hire period is impossible for whatever reason, the LNG lost as Boil-off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Appendix 3 Article 8 (b). Where, due to the off-hire occurring during a ballast passage, all LNG Heel is lost as Boil-off prior to the Vessel next commencing to load, such Boil-off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s last previous ballast voyage or, if information as to such rate is unavailable, at the rate guaranteed in Clause 26(i).

(k)

In the event that the Vessel is off-hire for any reason for any period in excess of ninety (90) consecutive days or exceeding ***** days in any period of nine hundred (900) days, Charterers shall have the option to terminate this charter by giving notice in writing with effect from any date stated in such notice, provided that the Vessel is free of cargo (other than LNG Heel) at the time when such notice becomes effective, in which case Charterers rights to terminate remain in force until the completion of discharge of such cargo. This Clause 22(k) is without prejudice to any other rights or obligations of

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Owners or Charterers under this charter. For the purposes of this Clause 22(k), in the event of partial loss of service, the period of off-hire shall be the total period during which the Vessel is not fully efficient rather than the resulting loss of time.

23.	Ship to Ship Transfers

(a)	Charterers may at any time during this charter require part or all of the cargo to be loaded onto or discharged from the Vessel, while the Vessel is at sea, including transfers of cargo for lightering purposes and for loading and discharging LNG alongside offshore or floating FPSO or FSRU units or LNG liquefaction or re-gasification vessels, subject to Owners’ consent which shall not be unreasonably withheld or delayed. Such transhipment, loading or discharging operations shall be carried out in accordance with the recommendations set out in the latest ICS/OCIMF “Ship-to-Ship Transfer Guide (Liquefied Gases)” and/or SIGTTO “Considerations for Planning a Ship-to-Ship Transfer of LNG”, as amended from time to time

(b)	Owners’ consent for transhipment operations shall be subject to prior approval of the Classification Society(ties) and hull & machinery and the Approved Club of the Vessel and SSC studies of the Vessel with the transhipment facility. Owners shall seek such approvals and perform such SSC studies, as the case may be, at Charterers’ cost and as quickly as reasonably possible.

(c)	If Owners are obliged to extend their existing insurance policies to cover any such transhipment operation or to incur any other additional cost or expense, Charterers shall reimburse Owners for any reasonable additional premium or cost or expense involved.

(d)	Charterers shall undertake at their time and cost such procedures as may be necessary from time to time to prepare for and conduct transhipment loading or discharge. The time and costs for any vessel modification required and any additional equipment including, but not limited to, hoses, fenders, reducers and other similar equipment shall be for Charterers’ account. Such equipment shall remain on board during the charter period and shall be removed from the Vessel by Charterers at their discretion and cost.

(e)	Owners shall permit, at Charterers’ expense, personnel nominated by Charterers to attend on board to assist in the transhipment operation, although such operation shall always be the responsibility of Owners.

24.	Periodical Drydocking

(a)	Charterers acknowledge that the Vessel is scheduled to drydock within and about July 2017. If requested by Charterers, Owners will make reasonable efforts to obtain an extension from the Vessel’s Classification Society and Flag State of up to six (6) months (the “Drydocking Extension”).

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(b)	In the event that, notwithstanding any Drydocking Extension, the Vessel must make a drydock prior to the redelivery of the Vessel to Owners under this charter, the following shall apply:

(i)	Not less that one hundred and twenty (120) days before the date of the planned drydocking, Owners shall advise Charterers of the requirement for drydocking, specifying the number of days required and the date on which drydocking is planned to commence.

(ii)	Charterers shall, within [14] days of such notice, signify their consent to Owners’ requirements or indicate any reasonable change they may require to the date on which drydocking shall commence.

(iii)	Owners shall schedule the drydocking in accordance with any reasonable change so required by Charterers unless prevented by shipyard scheduling, Classification Societies’, Flag State or operational requirements. If Owners cannot comply with Charterers’ request or if Charterers indicate requirements for changes after the period specified in sub-clause (ii) above, the parties shall decide upon a mutually acceptable drydocking date in consultation, bearing in mind the requirements of Charterers’ scheduling and the Classification Societies.

(iv)	Charterers shall, not less than ninety (90) days prior to the date of planned drydocking established in accordance with sub-clauses (i) to (iii) above, specify the port in which the drydocking shall take place, which shall be one of Singapore, Ferrol or Dubai (the “Drydocking Port”).

(v)	Charterers shall take all reasonable steps to make the Vessel available, as near to such date as practicable and clear of cargo other than natural gas vapour. Owners shall put the Vessel in drydock at its expense as soon as practicable after Charterers place the Vessel at Owners’ disposal.

(vi)	The Vessel shall be off-hire from the time when she arrives at one safe anchorage or pilot boarding station at the Drydocking Port until drydocking is completed and the Vessel is in every way ready to resume Charterers’ service and is at the position at which off-hire commenced prior to drydocking or is at a position no less favourable to Charterers. Notwithstanding the foregoing:

(A)	provided that Owners exercise due diligence in carrying out expeditiously gas freeing for the purpose of drydocking, any time lost in gas freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the Drydocking Port or after arrival there; and

(B)	any additional time lost in further gas freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the Drydocking Port or after arrival there.

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All expenses associated with or arising out of gas freeing, including the cost of bunkers, shall be for Owners’ account.

(vii)	Any Boil-Off lost in gas freeing for the purpose of drydocking shall be for Charterers’ account, provided that during the last discharge prior to drydocking the Owners shall use reasonable endeavours to pump out the maximum amount of cargo.

(viii)	During all drydockings under this charter, Owners shall use reasonable endeavours to minimise the time the Vessel spends in the shipyard or otherwise out of service and agree not to undertake any work on the Vessel additional to that required to maintain the Vessel in accordance with the terms of this charter and within the requirements of the Vessel’s Classification Societies and of other internationally recognised safety and environmental organisations and industry bodies including IMO, OCIMF and SIGTTO.

(ix)	Charterers shall provide and pay for any LNG required for gassing up and cooling down the Vessel’s cargo tanks following drydocking.

25.	Ship Inspection

Charterers shall have the right at any time prior to delivery (if the current charterer of the Vessel consents) or during the charter period to make such inspection of the Vessel, as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port, at anchor or on passage.

Owners shall afford all necessary co-operation and accommodation on board provided, however:

(a)	that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over or responsibility to Charterers or third parties for the Vessel and every aspect of her operation, nor increase Charterers responsibilities to Owners or third parties for the same;

(b)	that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right;

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(c)	that any cost incurred by such inspection shall be for Charterers account provided such costs have been disclosed to and approved by Charterers in advance;

(d)	that any inspection carried out by Charterers shall be made without interference with or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of two persons; and

(e)	that any overnight stays shall be subject to Clause 18.

26.	Key Vessel Performance Criteria

Subject to Appendix 3, Owners guarantee that:

(a)	the Laden Service Speed shall be ***** knots;

the Ballast Service Speed shall be ***** knots;

the Minimum Speed shall be about ***** knots;

the Slow-Steaming Speed shall be about ***** knots for a period of maximum twenty (20) consecutive steaming days.

(b)	the Vessel shall be capable of loading and discharging the cargo as follows:

(i)	a full cargo may be loaded within twelve (12) hours if the Vessel’s cargo tanks are as cold or colder than the tank design temperature for commencement of loading, excluding the time for connecting, disconnecting, cooling down, topping up and custody transfer measurement; and provided that the loading terminal is capable of pumping at least 12,292 cubic meters of LNG per hour to the Vessel at not less than 2.0 bar (gauge) pressure at the flange connection between ship and terminal utilising a minimum of three liquid loading arms; and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the above specified flow rate of LNG;

(ii)	a full cargo may be discharged within twelve (12) hours using three liquid manifolds and a vapour manifold, excluding the time for connecting, disconnecting, cooling down, starting up pumps, ramping up, ramping down for stripping at end of discharge and custody transfer measurement; and provided that the discharge terminal is capable of receiving LNG at a rate of at least 12,292 cubic meters of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding 100 metres of liquid LNG of specific gravity of 0.47 utilising a minimum of three liquid unloading arms. The terminal must also be capable of providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel;

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(c)	The Vessel’s guaranteed maximum fuel consumption shall be: *****

(d)	the Fuel Oil Equivalent factor shall be 0.475 metric tonne HFO equals one (1) cubic meter of LNG;

(e)	the maximum laden Boil-Off shall be zero point one five percent (0.15%) per day of the Cargo Capacity on sea passages (or pro rated by the ratio of volumetric cargo loaded to cargo capacity if any of the tanks are not used);

(f)	the maximum ballast Boil-Off shall be zero point one five percent (0.15%) per day of the Cargo Capacity (or pro rated by the ratio of the number of tanks previously used to the total number of cargo tanks if any of the tanks were not utilised for the carriage of cargo on the previous laden passage;

(g)	The Vessel shall be capable of operating without forced vapourisation except during operation in gas mode when natural Boil-Off is insufficient for propulsion at the speed as instructed by Charterers;

(h)	The Vessel shall be capable of operating without venting of Boil-Off to the atmosphere; and

(i)	The foregoing speed, bunker consumption and Boil-Off guarantees shall not apply in respect of any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than 12 (twelve) hours continuously or for an aggregate period of more than 12 hours from noon to noon and not valid when Charterers have not elected to clean the hull and/or propeller as provided in this Charter. Boil off guarantees are not valid if Charterers instruct to vent, steam dump or force vapourise.

27.	Salvage

Subject to the provisions of Clause 22 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 27.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

28.	Lien

Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

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29.	Exceptions

(a)	The Vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 26 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of Vessels in distress and to deviate for the purpose of saving life or property.

(c)	Clause 29(a) shall not apply to, or affect any liability of Owners or the Vessel or any other relevant person in respect of:

(i)	loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this charter, whether or not such works or equipment belong to Charterers; or

(ii)	any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 39 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)	In particular and without limitation, the foregoing subsections (a), (b) and (c) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off-hire.

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30.	Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

31.	Disbursements

Should the master require advances for ordinary disbursements up to a cap of United States Dollars twenty-five thousand ($25,000) at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

32.	Laying-up - Deleted

33.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners account. Any such requisition period shall count as part of the charter period.

34.	Outbreak of War

If war or hostilities break out between any two or more of the following countries: United States of America, Russian Federation, France, People’s Republic of China, United Kingdom and the country that the Vessel is registered in, then both Owners and Charterers shall have the right to cancel this charter provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least sixty (60) days.

35.	Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders provided such waiver is permitted by the respective insurers normal commercial terms. If such waiver results in increased premiums for the Owners, the Charterers shall elect whether to (i) reimburse Owners for the amount of such increase, or (ii) release the Owners from the obligation to obtain such waiver.

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Any payments by Charterers under this Clause will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

36.	War Risks

(a)	The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, revolutions, acts of piracy, acts of terrorists, acts of hostility or malicious damage.

(b)	If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 36(a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners obligations under this charter so far as cargo so discharged is concerned.

Notwithstanding the foregoing, it shall be unreasonable for the master or Owners to refuse any order for any voyage, route, or port or place of loading or discharge if insurance against such risks is available from a leading insurer, unless the terms of such insurance require such order to be refused.

(c)

The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such

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directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the Vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this charter shall contain provisions equivalent to this Clause 36(a) to (c).

(d)	Owners and Charterers agree that should the threat of piracy or terrorism be present in any geographical range where the Vessel is likely to trade or should the Vessel be detained by pirates during the charter period, then the following provisions of this Clause 36(d) will apply and will prevail over any contrary provision in this charter:

(i)	Charterers have the right to order the Vessel to trade through areas where there have been incidents of piracy or terrorism or where there is a known risk of piracy.

(ii)	From the moment of any piracy or terrorist detention or attack, the Vessel will remain on hire until such time as she is released or the attack ceases except to the extent that such time lost is covered by any applicable insurance.

(iii)	If the Vessel is detained by pirates or terrorists, Owners shall keep Charterers closely informed of the actions taken to obtain the release of the Vessel.

(iv)	Owners shall follow Charterers’ reasonable requests and Charterers shall follow Owners reasonable requests with regard to taking steps to minimise the risk of any piracy or terrorist attack and/or detention.

(v)	Owners shall be entitled to take reasonable preventative measures to protect the Vessel, her crew and cargo if required by the prevailing circumstances including proceeding in convoy, using escort, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the Vessel. Charterers shall reimburse Owners for all reasonable additional costs of any such preventative measures taken by Owners subject to the terms of Clause 35.

(vi)

Owners shall be entitled, if Charterers give written approval in advance (such approval not to be unreasonably withheld), to take a safe alternative route in place of the normal, direct or intended route

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to the next port of call, in which case Owners shall give Charterers prompt notice of the alternative route, an estimate of the time and bunker consumption and a revised estimated time of arrival.

37.	Both to Blame Collision Clause

If the liability for any collision in which the Vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

38.	New Jason Clause

General average contributions shall be payable according to York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated

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contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

39.	Clause Paramount

Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

“(a) Subject to sub-clause (b) or (c) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(b) If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(c) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(d) If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(e) Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

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40.	Insurance/ITOPF

Owners warrant that the Vessel is now, and will, throughout the duration of the charter:

(a)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)	be properly entered in North of England P & I Club, being a member of the International Group of P & I Clubs;

(c)	have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)	have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses (current insured value is United States Dollars 250,000,000 (two hundred fifty million)) as would be procured by a first class operator of similar such vessels.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the warranties given in this Clause 40.

41.	Export Restrictions

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

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The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

42.	General

Charterers and Owners recognise the importance of securing and maintaining safety in all matters contemplated in this charter. It is their respective intention to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG shipping industry from time to time.

43.	Drugs and Alcohol

Owners warrant that they have in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated June 1995 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

44.	Pollution and Emergency Response

Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24 hour basis in the event of oil spills or emergencies.

Notice to Owners’ Pollution and Emergency Response Department:

Capt. G.Sarimpelas-Marine Operations Co-ordinator

Office Tel: +30 210 8917700

Mob: +30 6978 336 977

Home Phone: +30 210 2633726

Capt. M.Bogas-Designated Person Ashore

Office Tel: +30 210 8917700

Mob: +30 6972 999 135

Home Phone: +30 210 6036179

Office Email: lngsafety@dynagas.com

Office Telex: +601 214113 DNGA GR

Office Fax: +30 210 968 0571

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QUALIFIED INDIVIDUAL CONTACT DETAILS:

O’BRIENS OIL POLLUTION SERVICE INC. (OOPS)

EMERGENCY:

Tel: +1-985-781-0804 24 hours

Fax: +1-985-781-0580 24 hours

Tlx: 49617361 OOPS UI

E-mail: commandcenter@oopsusa.com

OIL SPILL RESPONSE ORGANIZATION (OSRO):

NATIONAL RESPONSE CORPORATION (NRC)

Tel: +1-631-224-9141 24 hours

Fax: +1-631-224-9086 24 hours

Email: iocdo@nrcc.com

SALVAGE COMPANY:

DONJON-SMIT

Tel: +1-703-299-0081 24 hours

Fax: +1-703-299-0085 24 hours

Email: response@donjon-smit.com

Notice to Charterers’ Pollution and Emergency Response Department:

Attn:	Duty Manager
Braemar Howells Ltd

Address	3 Stockwell Centre, Stephenson Way, Crawley, West Sussex RH10 1TN, United Kingdom.
Tel:	+44 (0) 1293 529 000
Tel:	+44 (0) 1293 544 482 (alternative)

E-Mail:	crisis@breamarhowells.com
cc:	shipping@gazpromlng.com

45.	ISPS Code/USMTSA 2002

This Clause 45 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(a)

(i)	During the currency of this charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner”(as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this Clause 45(a)(i).

(ii)	Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/“owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

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(b)

(i)	Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)	Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 45(b) shall be for Charterers’ account.

(c)	Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d)	Notwithstanding any other provision of this charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code/MTSA.

(e)	If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

46.	Routing

Charterers shall be entitled at any time and from time to time to make available to the master the advice of a weather-routing service, or otherwise provide advice as to routing which advice the master shall follow, provided always (a) that the master has the discretion not to follow such advice in the interests of the safe navigation of the

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Vessel, and (b) that if the master elects not to follow such advice, he shall promptly notify Charterers of his intentions and explain his reasons. It is understood that such routing advice shall be without prejudice to Owners’ obligations under any other Clause of this Charter and shall not be deemed to constitute any interference by Charterers in the navigation or management of the Vessel or give rise to any indemnity or other claim against Charterers. Any time lost as a result of the master’s failure to act reasonably in relation to such advice shall count as off-hire under Clause 22.

47.	Owners’ Representations, Warranties and Undertakings

(a)	Corporate Organisation and Authority and General

(i)	Owners represent and warrant that the following matters are true on the date hereof:

Owners are a company, duly organised, validly existing and in good standing under the laws of Marshall Islands, have full power to own their property and assets and to carry on their business as it is now being conducted, and have complied with all statutory and other requirements relative to their business.

Owners have all necessary power and authority and have obtained all necessary licences, authorisations, approvals and consents, to execute and deliver, to perform their obligations under, this Charter. The execution, delivery and performance of this Charter by Owners have been duly authorised by all necessary action on their part.

This Charter has been duly executed by Owners and constitutes the legal, valid and binding obligations of Owners, enforceable against Owners in accordance with its terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

Owners maintain and shall maintain accurate books and records reflecting their operations separately from the books and records of any other entity and shall maintain such books and records in English.

(b)	Related Agreements and Parties.

(i)	Owners represent and warrant that all contracts, agreements and instruments are in effect as may be necessary in order for Owners to perform fully their obligations hereunder.

(ii)	Owners undertake to procure that the Manager and other applicable parties will take all necessary steps to perform their obligations under

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the above-referenced agreements for the benefit of Charterers. Except as expressly provided in this Charter, no material amendment, modification or waiver shall be made in respect of any contract, agreement or instrument referred to in this Clause 47(b)(ii), nor shall the effectiveness of any such contract, agreement or instrument be terminated, without the prior written approval of Charterers.

(c)	Ownership of the Vessel

Owners represent and warrant that, as of the date of delivery, they shall have full and marketable title to the Vessel and Owners shall be the owner of the Vessel, and Owners undertake throughout the charter period to remain the owner of the Vessel.

(d)	Deemed Repetition

Owners agree that the representations and warranties set out in this Clause 47 shall survive the execution of this Charter and shall be deemed to be repeated on each Business Day with reference to the facts and circumstances then subsisting, as if made on such date.

48.	Consequential Losses

(a)	Except as provided in Clause 48, neither party shall have any liability for any consequential, indirect or special loss resulting from or arising out of this Charter, including loss of reputation or goodwill, loss of use, time or profit, loss of contract and loss of production or business interruption.

(b)	The exclusion of liability under Clause 48(a) shall not apply:

(i)	to any hire, freight, demurrage or other income to be derived from any sub-charter, contract of affreightment or other employment of the Vessel by Charterers; or

(ii)	to losses caused by reckless or wilful misconduct or the personal act or omission or negligence of the senior management personnel of the party concerned.

49.	Law and Litigation

(a)	This charter and any non-contractual obligations arising out of or in connection with it shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)	All disputes arising out of this charter shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force) subject to the following appointment procedure:

(i)	The parties shall jointly appoint a sole arbitrator not later than 28 days after service of a request in writing by either party to do so.

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(ii)	If the parties are unable or unwilling to agree the appointment of a sole arbitrator in accordance with (i) then each party shall appoint one arbitrator, in any event not later than 14 days after receipt of a further request in writing by either party to do so. The two arbitrators so appointed shall appoint a third arbitrator before any substantive hearing or forthwith if they cannot agree on a matter relating to the arbitration.

(iii)	If a party fails to appoint an arbitrator within the time specified in (ii) (the “Party in Default”), the party who has duly appointed his arbitrator shall give notice in writing to the Party in Default that he proposes to appoint his arbitrator to act as sole arbitrator.

(iv)	If the Party in Default does not within 7 days of the notice given pursuant to (iii) make the required appointment and notify the other party that he has done so the other party may appoint his arbitrator as sole arbitrator whose award shall be binding on both parties as if he had been so appointed by agreement.

(v)	Any Award of the arbitrator(s) shall be final and binding and not subject to appeal.

(vi)	For the purposes of this clause 49(b) any requests or notices in writing shall be sent by fax, e-mail or telex and shall be deemed received on the day of transmission.

(c)	It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

(d)	Any claim arising under this charter shall be waived and finally barred unless and to the extent that such claim has not been referred to arbitration within six (6) months after the date on which the Vessel was redelivered to Owners under this charter. For the avoidance of doubt a claim shall be treated as having been referred to arbitration when a request under Clause 49(b)(i) has been served in respect of such a claim.

50.	Confidentiality

The parties agree to keep the terms and conditions of this Charter (the “Confidential Information”) strictly confidential, provided that a party may disclose Confidential Information:

(i)	through a press release in agreed terms and on an agreed date notifying the execution of this Charter;

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(ii)	where this is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the disclosing party shall give written notice of such required disclosure to the other party prior to the disclosure);

(iii)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery/disclosure arising out of such proceedings, or to any of the following persons on a need to know basis or for bona fide audit purposes:

•	a buyer or seller or a potential buyer or seller of LNG shipped or to be shipped on the Vessel;

•	a sub-charterer or a potential sub-charterer of the Vessel;

•	an associated company;

•	employees, officers, directors and agents of the disclosing party or an associated company;

•	professional consultants retained by a disclosing party; or

•	financial institutions advising on, providing or considering the provision of financing to the disclosing party or an associated company,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorised person or under any unauthorised circumstances. As used in this Clause 50 “associated company” means (i) a Manager of the Vessel, or (ii) any Affiliate.

51.	Construction

The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

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52.	Notices

(a)	Whenever written notices, which shall include without limitation invoices and credit notes, are required to be given by either party to the other party, such notices shall be sent by telex, fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Owners:

Lance Shipping S.A.

C/O Dynagas Ltd.

94, Poseidonos Avenue & 2 Nikis Street

166-75 Glyfada, Athens Greece

Telephone: +30-210-8917960

Fax: +30-210-894-7275

Attention: Tony Lauritzen

Email: lngcoordination@dynagas.com

Cc: lngopsgroup1@dynagas.com

Notice to Charterers:

Gazprom Global LNG Limited

20 Triton Street

London NW1 3BF

United Kingdom

Tel: +44 207 756 0326

Fax: +44 207 756 9741

Email:    shipping@gazpromlng.com

Cc:         nikolai.grigoriev@gazpromlng.com

Notice to Owners’ Operations Department:

Capt. G.Sarimpelas-Marine Operations Co-ordinator

Office Tel: +30 210 8917700

Mob: +30 6978 336 977

Home Phone: +30 210 2633726

Fax: +30-210-894-7275

Email: lngopsgroup1@dynagas.com

Notice to Charterers’ Operations Department:

Attn: Mr. Quinn Booth

Shipping Operations Manager

Gazprom Marketing and & Trading Singapore Pte. Ltd.

9 Raffles Place, Level 58, Republic Plaza.

Singapore 048619

Copy:

Tejas Voralia

Shipping Operator

Gazprom Global LNG Ltd

20 Triton Street

London NW1 3BF

United Kingdom.

Tel: +65 6671 9091 / +44 207 756 0325

Fax: +65 6435 6200 / +44 207 756 9741

Email: shipping@gazpromlng.com

STRICTLY CONFIDENTIAL

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause.

(b)	Any notice required under this charter to be given in writing shall be deemed to be duly received only:

In the case of a telex, at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day there.

(i)	In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

(ii)	In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

53.	Taxes

All payments of charter hire made by Charterers to Owners under this Charter shall be made without deduction or withholdings whatsoever in respect of taxes imposed on such charter hire by any country where loading or discharging of LNG takes place under this charter. All other taxes and dues on the Vessel, excluding taxes imposed on such charter hire, to be for Owners’ account. All taxes and dues on Cargo or Cargo Owner to be for Charterers’ account.

For the purposes of VAT, all amounts referred to in this agreement are exclusive of VAT. The VAT treatment of the supply of the services performed under the charter shall be determined pursuant to the VAT laws of the jurisdiction where a taxable transaction for VAT purposes is deemed to take place. If VAT is payable on any such amounts, the payer shall pay to the payee an amount equal to the VAT at the rate applicable from time to time; provided that such amount shall only be required to be paid once the payee provides the payer with a valid VAT invoice (applicable in the jurisdiction of supply) in relation to that amount.

STRICTLY CONFIDENTIAL

Where, in accordance with EU and/or national legislation, any supplies under the agreement may be zero-rated pursuant to the Value Added Tax Act 1994 Schedule 8 Group 8, the following shall apply:

a)	the payer and payee hereby covenant that they will do all such proper acts, deeds and things as are necessary (which may include and shall not be limited to providing to the payee all such proper, true and accurate documentation or assistance as may reasonably be required by the relevant taxing authority) to ensure that such supply is zero-rated for the purposes of such legislation;

b)	in the event that the payer or the payee fails to comply with such obligation, the non-complying Party shall indemnify the other Party in respect of any and all VAT, penalties and interest incurred by the other Party as a result of the non-complying Party’s failure to comply with the above covenant; and

c)	in the absence of the payer providing any documentation as referred to in (a) above, the payee reserves the right to charge local VAT.

54.	Business Principles

Owners and Charterers hereby acknowledge that certain laws of the United States of America, the United Kingdom and the European Union, as well as the laws of the various jurisdictions where this Charter is to be performed, prohibit any person or entity from offering to make or making any payment of money or anything of value, directly or indirectly, to any governmental official, political party, candidate for political office, official of a public international organisation or any other person for the purpose of obtaining or retaining business or providing an improper advantage. Each of Owners and Charterers hereby represents, warrants and covenants to the other that, in the performance of its obligations hereunder, it has not made or offered to make, and will not make or offer to make, any such prohibited payment. In the event of a breach of any such laws, the party in breach shall fully indemnify (on an after tax basis), protect, defend and hold harmless the other party and its Affiliates, officers, directors, agents and employees from and against any and all claims, losses and liabilities attributable to any such breach and the enforcement of such laws.

55.	Definitions

In this charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause;

“Affiliate” means any person who directly or indirectly controls, is under common control with or is controlled by a party to this charter; where “control” means the right to exercise more than 50% of the voting rights at a shareholders meeting of the applicable entity

“Boil-Off” means the vapour, which results from vaporisation of LNG in the cargo tanks.

STRICTLY CONFIDENTIAL

“Business Day” means a day (other than a Saturday, Sunday, or public holiday) on which commercial banks are ordinarily open with respect to a payment obligation of a Party under this Agreement, in the country in which that Party’s bank is located as identified in Clause 11 (Payments).

“Cargo Capacity” means the maximum safe LNG loading limit of the Vessel as per Appendix 1.

“Certificate of Financial Responsibility” means a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

“Classification Society” means Lloyd’s Register or its successors or such other classification society as Charterers shall, at the request of Owners, have agreed shall be treated as a Classification Society for the purposes of this Charter.

“Directive” means EU Directive 2005/33/EC of 6th July 2005.

“ECA” means a Sulphur Oxide Emission Control Area as defined in Annex VI of MARPOL and amended from time to time, or any other area where sulphur oxide or other Vessel emissions are controlled such area being established and governed by state or regional laws including without limitation the US Clean Air Act 1990.

“Fuel Price” means United States Dollars last invoiced price for HFO, LSFO, MGO or MDO as the case may be per metric ton (or relevant volumetric unit) as purchased by the Vessel on FIFO basis in the currency of the invoice.

“Gas Free” means the Vessel’s cargo tanks are free off all natural gas vapour and under an atmosphere of inert gas.

“HFO” means Heavy Fuel Oil.

“LNG” means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel” means liquid cargo retained in the cargo tanks on completion of discharge.

“LNG Price” means United States Dollars per mmBtu DES price for LNG at the last port of discharge based upon the composition of LNG at discharge in the currency of the invoice.

“LSFO” means marine fuel oil with the sulphur content of less than 1% of weight.

“MARPOL” means the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto.

“MDO” means Marine Diesel Oil.

“MGO” means Marine Gas Oil.

STRICTLY CONFIDENTIAL

“Radioactivity” means ionizing radiations from or contamination by radioactivity from nuclear fuel, nuclear waste, or the radioactive properties of any nuclear installation, reactor or other nuclear assembly.

“Service Speed” shall have the meaning ascribed to it in Appendix 3 Article 1 (a).

56.	Additional Clauses

The following documents attached in Appendices 1 to 4 shall be incorporated herein:

Appendix 1: Gas Form for the Vessel

Appendix 2: Primary Terminal List

Appendix 3: Detailed Performance Criteria

Appendix 4: Experience Matrix

Appendix 5: Gazprom Global LNG – Safety and Environmental Monthly Reporting Template.

SIGNED FOR OWNERS /s/ Illegible	SIGNED FOR CHARTERERS /s/ Illegible

FULL NAME Ioannis Edipidis	FULL NAME Nikolas Grigorien

POSITION Attorney-in-Fact	POSITION Director of Global Shipping & Logistics

STRICTLY CONFIDENTIAL

APPENDIX 1

Gas Form

VESSEL’S SPECIFICATIONS AND THE GAS INSTALLATION, WHICH ARE REPRESENTED BY THE OWNERS.

A. VESSEL’S CHARACTERISTICS

PREAMBULE

S/S	:	LNG CARRIER “CLEAN POWER”

OWNER	:	LANCE SHIPPING S.A.

OPERATOR	:	LANCE SHIPPING S.A.

FLAG	:	Marshall Islands

BUILT	:	2007

DATE OF DELIVERY	:	06TH JULY 2007

CLASS:	LR+100A1 Liquefied Gas Tanker, Ship type 2G, Methane (LNG) (membrane tanks 0.25 bar G, -163C, 500 kg/m3), Ship Right (SDA), *IWS, LI, EP. ICE CLASS 1A FS. LMC UMS, ICC, NAV1, IBS Ship Right (FDA PLUS, CM, BWMP(S), SCM, SERS, SEA (HSS-4, L, VDR)) PART HIGHER TENSILE STEEL.

GRT International:	100,244	Suez:	103,525.75	Panama:	N/A
NRT International:	30,073	Suez:	88,241.74	Panama:	N/A

IS VESSEL BUILT ACCORDING TO USCG REGULATIONS? YES

HAS VESSEL RECEIVED USCG APPROVAL? NOT YET

HULL :
LOA	:	288.18 m
LBP	:	275.00 m
BREADTH	:	44.20 m
DEPTH (moulded)	:	26.00 m
SUMMER DRAFT (moulded): 12.35 m			(Corresponding deadweight: 84,682 T)
SUMMER DRAFT (extreme): 12.37 m
DESIGNED DRAFT	:	11.35 m
LIGHT WEIGHT	:	31,643 T
FWA	:	274 mm
KTM	:	52.54 m	(Antenna + Xmas tree lowered: 50.75 m)

ESTIMATED DRAFT WITH FULL CARGO AND FULL BUNKERS

Product LNG	Draughts (moulded)			Corresponding
	Forward	Mean	Aft	Deadweight
Designed draught	11.35 m	11.35 m	11.35 m	74,163 MT
Max draught	12.35 m	12.35 m	12.35 m	84,682 MT

STRICTLY CONFIDENTIAL

Immersion at draft :	11.35 m=	104	MT/cm
	12.35 m=	106	MT/cm

COMMUNICATION EQUIPMENT
CALL LETTERS	:	*****
RADIO STATION NORMALLY WATCHED	:	YES
RADIO TELEX (NBDP)	:	YES - MMSI : *****
(VHF + MF)
RADIO TELEPHONY	:	YES
VHF	:	YES
SATELLITE COMMUNICATION “F-77”	:	*****

SATELLITE COMMUNICATION “F-33”	:	*****

SATELLITE COMMUNICATION “C”	:	*****

E-MAIL ADDRESS	:	*****

MACHINERY
MAIN ENGINE	-Make and type	:	Main Turbine Maker : Kawasaki Japan : One (1) set
Type : KHI – UA400
Two Cylinder Cross Compound Marine steam turbine, consisting of a HP turbine and LP turbine with built-in astern turbine.
	- Service power	:	MCR 39,000 BHP @ 88 rpm
	- Normal output	:	35,100 BHP @ 85 rpm.
	- Grade of fuel used	:	up to 700 cSt @ 50 ºC

AUXILIARIES SHINKO RG 92-2	- Type and make	:	Two (2) sets of Turbogenerators
Multi-stage, impulse type with reduction gear.
	- Service power	:	3,850kW each
	- Type and make	:	One (1) set of Diesel Generator HHI-MAN B&W 9L34/40 4-stroke trunk piston type.
	- Service power	:	3,850 kW.

SPEED

The guaranteed average sea speed at the designed draft of 11.35m, on even keel and on a year period shall be ***** knots under weather conditions not exceeding Beaufort scale 5, 50% LOADED – 50% BALLAST.

CONSUMPTION / DAY

AT SEA:

MAIN ENGINE

Speed	100 % HFO (HCV 10,280 kcal/kg)
*****	*****

STRICTLY CONFIDENTIAL

IN PORT:

AUX. ENGINE	***** T/day in case D/G running only.

BOILERS	***** T/day depending on operations

PERMANENT BUNKER CAPACITY ALLOWING AN ULLAGE OF 95%

HFO (incl. low sulphur oil)	6,784.3 MT	(SG – 0.99 MT/m3)
DIESEL (MDO+GO)	360.1 MT	(SG – 0.85 MT/m3)
LUB OIL	308.0 MT	(SG – 0.90 MT/m3)

B. CARGO INSTALLATIONS

1. TRANSPORTABLE PRODUCTS AND RESPECTIVE QUANTITIES, calculated in accordance with IMO - maximum filling formula.

	100% capacity At 20 deg C Excluding dome	98.5 % capacity At –160[o] C Excluding dome	98 % capacity At –160[o] C Excluding dome	LNG 98 % filling SG: 0,50 @ -163°C Excluding dome
Cargo tanks	(m3)	(m3)	(m3)	MT

Tank 1	24623.616	24,254.262	24,131.144	12065.5
Tank 2	43226.489	42,578.092	42,361.959	21181.0
Tank 3	43242.497	42,593.860	42,377.647	21188.8
Tank 4	38642.014	38,062.384	37,869.174	18934.6

TOTAL	149,734.616	147,488.598	146,739.924	73369.9

Note :	MAX DENSITY OF CARGO: 500kg/m3.

2. OTHER TRANSPORTABLE PRODUCTS

NIL

3. TANKS

3.1. Working pressure	:	Between 70 – 200 mbar g
3.2. Valve setting	:	0.25 bar g (opening)
0.22 bar g (closing)
3.3. Maximum vacuum obtainable	:	-1 kPa g (safety valve)
3.4. Maximum specific gravity	:	0.500 MT/m3
3.5. Maximum temperature acceptable	:	-163°C (0°C = 273 K)

STRICTLY CONFIDENTIAL

4. LOADING RATE

4.1. ex atmospheric storage, with gas return :

About 13,500cm/hr at not more than 2.0 bar g pressure at the flange connection between ship and terminal

Loading full cargo within 12 hours using three (3) liquid manifolds and a vapour manifold excluding cooling down time and provided ample vapour return facilities on shore.

without vapour return :             N/A.

4.2 UNLOADING

About 14,400 cm/hr with a back pressure at the flange connection between ship and terminal not exceeding 100 mlc of liquid LNG of S.G. 0.47 measured inboard of the manifold strainer with cargo tanks at mid level.

Unloading full cargo within 12 hours using three (3) liquid manifolds and a vapour manifold excluding build up period for starting pumps and slow down or stripping at the end of unloading.

5. CARGO PUMPS.

5.1.	Main cargo pumps :

Type :	electric motor driven submerged vertical centrifugal 16EC-24

Make :	EBARA International Corp.

How many :	Eight (8) (2 per tank)

Maximum specific gravity :	0.500 T/m3

5.2.	Capacity each (CBM/hour) : 1,800 m3/h at 155 m. T.H.

Two speed or variable speed :	No

Max Working pressure LNG	10.0 kg/cm2 g

5.3.	Location: within cargo tanks

Removable: No

5.4.	Stripping / Spray pumps : Four (4) (1 in each tank)

Type:	Electric motor driven, Vertical, Centrifugal, Submerged, 2EC-12

Maker:	EBARA International Corp.

5.5.	Capacity (CBM/hour) : 50 m3/h x 145 m.T.H. (S.G. max 0.500 T/m3)

Max Working pressure : LNG 10.0 kg/cm2 g

5.6.	Location : within cargo tanks

5.7	Emergency cargo pump : One (1)

Type:	Electric motor driven, Vertical, Centrifugal, Submersible 8ECR-12

Maker:	EBARA International Corp.

5.8	Capacity (CBM/hour) : 550 m3/h 155 m.T.H. (S.G. max 0.500 T/m3)

5.9	Location : Deck Store (can be installed in cargo tanks 1, 2, 3 & 4)

5.10	What amount of cargo remains in tank after completion pumping before stripping:

• liquid :	abt. 1198 m3 on evel keel condition

• vapour :	N/A

STRICTLY CONFIDENTIAL

6. STRIPPING

6.1. Stripping system if any: See above paragraph 5.4 for Stripping/spray pumps.

6.2. Time required to remove all traces of liquid cargo as stated in 5.10 for about four (4) hours

7. CARGO COMPRESSORS

7.1.	Type :	High Duty Compressors CM400/55

	Maker :	Cryostar

	How many :	Two (2) sets, 32,000 m3/h each.

	Total flow:	64,000 m3/h

7.2.	Are compressors oil free: Yes

7.3.	Type :	Low Duty Compressors CM300/55

	Maker :	Cryostar

	How many :	Two (2) sets, 8,500 m3/h each

	Total flow :	17,000 m3/h

8. INERT GAS SYSTEM

8.1.	Does the vessel use inert gas? :	Yes

	Maker :	Smit Gas Inert Gas Generator (one (1) set)

	If so, state utilization and quantities :	Inerting, drying & aeration.
Capacity : 15,000 Nm3/h

8.2.	Can the vessel produce inert gas?	Yes

If so, state type and composition of gas produce

O2	Max 0.5 % by volume

CO	Max 100 ppm by volume

SOx	Max 10 ppm by volume

Nox	Max 100 ppm by volume

CO2	about 14.0 % vol by volume

N2	Balance

Dew point : -45ºC @ atmospheric pressure

8.3.	Maximum capacity : 15,000 Nm3/h with discharge press. 250 mbar g

8.4.	State if there are storage facilities for inert gas on board: No

8.5.	State if any supply of nitrogen may be required: Yes

• for what purpose :	Breeding in insulation spaces of the cargo tank to maintain pressure, purging of the gas fuel line, cargo pipes, vent masts, fire extinguishing in the vent masts , purging of boiler hood headers and for sealing of cargo compressors glands.

• what quantities :	Two (2) sets of Nitrogen generators.

STRICTLY CONFIDENTIAL

Type :	Membrane separation, low pressure.

Maker :	Air Products

Capacity :	125 Nm3/h with dewpoint –65ºC , each

Tank :	One (1) N2 Buffer tank 30 m3 capacity at pressure 1020 kPa

9. GAS FREEING

9.1.	State method used giving all details:

•	Introducing inert gas into cargo tanks for replacement of warm vapours.

•	Introducing dry air into cargo tanks for replacement of inert gas.

Dry air blowers (IGG Plant) : Two (2) sets, each 7,500 Nm3/h

9.2.	State time required for gas freeing :	about 36 hours (warm up)
“ 20 hours (inerting)
“ 20 hours (aeration)

about 76 hours in total

Time required for displacing IG with dry air : about 20 hours

9.3	State consumption of inert gas if any : about 300,000m3

10. CHANGING GRADE

10.1	From A to B : From completion discharge of cargo A, time required in hours and other gas in CBM.

B	LNG	INERT GAS	DRY AIR
A
CH4 less than 2 % Vol
20 hours
LNG
300,000 m3 Inert gas
	CO2 less than 1% Vol		O2 = 20 % Vol
	20 hours		20 hours
INERT GAS
	280,000 m3		300,000 m3
	LNG		Dry air
O2 less than 2 % Vol
20 hours
DRY AIR
300,000 m3
Inert gas

Warming up / inerting : Total about 56 hrs

Cooling down : about 15 hrs Tank mean temperature : -130 ºC

STRICTLY CONFIDENTIAL

10.2. Can this operation be carried out at sea? Yes

10.3. Can the ship measure the number of LNG in a vapour phase? No

10.4. Has vessel deck tank for changing grade/cooling operations? No

10.5. Deck tanks : N/A

11. COOLING BEFORE LOADING

For fully-refrigerated ship what quantity of cargo is needed and time required, to pre-cool tanks to have them ready to load. (Starting with tanks at ambient temperature filled with cargo vapour and with no vapour return to shore.)

CARGO	MT	HOURS

LNG	abt 550 m3 = 300 MT	15 (including cool down lines)

12. CARGO BOIL OFF / WARM UP HEATER :

12.1.	State heating source: Steam.

12.2.	Maker :	Cryostar

	Type :	BEU 108-UT- 38 /34 -4.6 & BEU 21-UT-38/34-3.2

	Number of units :	Two (2) sets (High Duty and Low Duty)

	Capacity :	High Duty Heater : 37,200 kg/hr

Low Duty Heater : 12,000 kg/hr

13. CARGO VAPORIZER

13.1 : LNG VAPORIZER :

Maker :	Cryostar

Type :	BEU 65-UT-38/34-5.6

Capacity :	22,000 kg/h

Number of units :	One (1) set

13.2 : LNG FORCING VAPORIZER

Maker :	Cryostar

Type :	BEU 34-UT-25/21-3.6

Capacity :	7,100 kg/h

Number of units :	One (1) set

14. REFRIGERATING APPARATUS

N/A

15. MEASURING APPARATUS

What gauges on board?

Primary system :	Radar beam system. Maker SAAB.

Secondary system :	Float type level gauge. Maker Whessoe.

STRICTLY CONFIDENTIAL

16. SAMPLES

16.1.	State how tank atmosphere samples can be taken and where from?

Through sample valves at tank Liquid / gas domes.

Level : Bottom – Mid – Top

Standard of fitting? Double ball valve ND15 mm.

16.2	Same question for cargo ? Double ball valves ND15 mm & ND8mm.

16.3.	Are sample bottles available on board? No

17. CARGO LINES

17.1.	Is ship fitted with a port and starboard cargo manifold? YES

BOW
Liquid 1	16” 150 ANSI
Liquid 2	16” 150 ANSI
Vapour	16” 150 ANSI
Liquid 3	16” 150 ANSI
Liquid 4	16” 150 ANSI
STERN

17.2.	Position of cargo manifold : Centre L-L-V-L-L .

• distance from bow :	144.83 m

• distance from stern:	143.35 m

• height above deck / driptray :	4,938/1,394 m

• distance from ship’s rail :	3,150 m

• height from underside keel :	30.938 m

• distance between lines :	3.0 m

Height above waterline :

• when light ballast :	draught 9.18 m	21.758 m

• when loaded :	draught 12.35 m	18.588 m

Loading connection

height from centre of flange to first obstacle downward below each flange : 1.379 m

17.3. Liquid line :

• diameter :	400mm

• flange - size :	16”

• type :	150 ANSI RF type (Max Work Press 10 Bar – 145psi)

Vapour line :

• diameter :	400mm

• flange – size :	16”

• type :	150 ANSI RF type(Max Work Press 10 Bar - 145 psi)

17.4. What reducers on board?

For chicksan	10 × 16”- RF (ship side)–> 16”- FF ANSI (shore side)

For STS	4 × 16” –> 8” ANSI

For N2 receiving	N/A

17.5 Strainers for liquid manifolds

Type : portable conical dual flow type.

STRICTLY CONFIDENTIAL

8 sets x 16” with mesh size of ASTM 60, four (4) sets directly fitted on liquid dome manifold and four (4) sets to be installed in Cargo gear locker.

17.6. Is ship fitted with stern discharge? NO

• liquid line - diameter :

• flange - size :

• type :

18. REGASSIFICATION SYSTEM        N/A

18.1	High pressure pumps

Type:

Maker:	Electric Co., Ltd.

Capacity: xxx m3/hr x xxxx m. T. H.

18.2	High pressure vaporizer

Type:	design

Maker:	Inc.

Capacity:	normal flow rate	mmscfd
	Max flow rate	mmscfd

18.3	Send out:

•	NG output: MMSCFD at nominal operation in Open Loop operation mode

•	NG Output MMSCFD at nominal operation in Closed Loop operation mode.

•	NG output: MMSCFD at peak operation with all units in operation and heating water greater than °C (65 °F)

•	Minimum operation: MMSCFD utilizing large HP pump

•	Minimum operation: MMSCFD utilizing small HP pump.

(Outputs lower than MMSCFD are not considered as normal operations)

•	NG outlet pressure at swivel: between bar g – bar g.

•	NG outlet temperature limit at swivel: Minimum- °C

•	NG outlet flow velocity limit at STL: Maximum m/s

•	NG outlet temperature at vaporizer outlet: Minimum +°C (40°F)

18.4	Turret / HP Manifolds

Discharging of NG can be performed through an internal turret arrangement connected to an offshore buoy or to a high pressure manifold located at Portside or starboard side.

18.4.1 Location of HP manifolds

Size: ” ANSI

STRICTLY CONFIDENTIAL

• distance from bow :	m

• distance from stern:	m

• distance from ship’s rail :	m

• height from underside keel :	m

Height above waterline :

• when light ballast :	draught	m	m

• when loaded :	draught	m	m

19. HOSES

Are serviceable hoses available on board? YES

19.1 For Ship to Ship transfer : 4 sets (2 sets for liquid line and 2 sets for vapour line) of Cryogenic flexible hoses size: 8”, length 4 m with ANSI 150# on both end.

19.2 Minimum temperature acceptable : -163 ºC

        Maximum pressure acceptable : 10 bar

19.3 For what products are hoses suitable? LNG

20. DERRICKS / CRANES

• How many :	2 cranes

• Where situated?	Adjacent to manifolds on centre line of ship

• Lifting capacity:	10 MT SWL

• Maximum distance from ship’s side of lifting hook when derrick swung outboard? 13.0 m

21. SPECIAL FACILITIES.

21.1. How many grades can be segregated? 1

21.2. How many cooled simultaneously? 1

21.3. Can vessel sail with slack cargo tanks? :

YES FOR EMERGENCY SHIFTING / NO FOR NORMAL VOYAGE

STRICTLY CONFIDENTIAL

APPENDIX 2

Primary Terminals

(as of the date of this Charter)

Export Terminals

COUNTRY	TERMINAL
Indonesia	Arun North
Indonesia	Arun South
Indonesia	Badak; Bontang - 3
Algeria	Bethioua M5
Malaysia	Bintulu No 1
Malaysia	Bintulu No 2
Malaysia	Bintulu No 3
Nigeria	Bonny
Brunei	Brunei/Lumut
Egypt	Damietta
UAE	Das Island
Egypt	Idku
Trinidad and Tobago	Point Fortin
Russia	Prigorodnoye
Equatorial Guinea	Punta Europa
Oman	Qalhat
Qatar	Ras Laffan No 1
Qatar	Ras Laffan No 2
Qatar	Ras Laffan No 3
Qatar	Ras Laffan No 4
Qatar	Ras Laffan No 5
Qatar	Ras Laffen No 6
Norway	Snohvit
Australia	Withnell Bay

Import Terminals

COUNTRY	TERMINAL
Turkey	Aliaga Ege Gaz
Mexico	Altamira
Spain	Barcelona
Spain	Bilbao
UK	Canvey Island
Spain	Cartagena
Japan	Chita L 1
Japan	Chita L2
USA	Cove Point North

STRICTLY CONFIDENTIAL

USA	Cove Point South
India	Dabohl
India	Dahej
UAE	Dubai
USA	Elba Island North
USA	Elba Island South
Mexico	Energia Costa Azul
USA	Everett
France	Fos Cavou
China	Fujian
Japan	Futtsu No 1
Japan	Futtsu No 2
USA	Freeport
China	Guang Dong
Korea	Gwangyang
Japan	Higashi Ogishima
Japan	Himeji
Spain	Huelva
Korea	Inchon No 1
Korea	Inchon No 2
UK	Isle of Grain
Japan	Kawagoe
USA	Lake Charles
Turkey	Marmara Ereglisi
Chile	Mejillones
UK	Milford Haven - Dragon
France	Montoir Upstream
France	Montoir Downstream
Japan	Niigata
Japan	Oita
Japan	Ohgishima
Korea	Pyeong Taek No 1
Korea	Pyoeng Taek No 2
Greece	Revithoussa
USA	Sabine Pass
Spain	Sagunto
Japan	Senboku No 2-1
Japan	Senboku No 2-2
Japan	Shimizu - sodeshi
Portugal	Sines
Japan	Sodegaura No 2
Japan	Sodegaura No 3
UK	South Hook LNG Berth 1
UK	South Hook LNG Berth 2

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Japan	Tobata
Korea	Tong Yeong
Japan	Yokkaichi
Taiwan	Yung An No 1 East
Taiwan	Yung An No 2 West
Belgium	Zeebrugge

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APPENDIX 3

Detailed Performance Criteria

CONTENTS

Article 1.	Speed Warranties

Article 2.	Timeliness

Article 3.	Guaranteed Daily Fuel Consumption

Article 4.	Definitions for Fuel Consumption Calculations

Article 5.	Basis of Calculation for Fuel Consumption

Article 6.	Actual Fuel Consumption on a Voyage

Article 7.	Guaranteed Maximum Boil Off

Article 8.	Boil Off Calculations

Article 9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10.	Provisions for Gauging

Article 11.	Underwater Cleaning / Waiting at Anchorage

Article 12.	Interpretation

1.	Speed Warranties

(a)	Owners guarantee that the Vessel is capable of steaming and, subject to Article 1(b), shall steam at the Laden Service Speed or the Ballast Service Speed as set out in Clause 26(a) as applicable (the “Service Speed”).

(b)	Charterers may order the Vessel to steam at the Service Speed or at any lesser average speed but not less than the Minimum Speed or, as the case may be, Slow-Steaming Speed as set out in Clause 26(a) and not at a greater average speed, except with Owners’ consent, which shall not be unreasonably withheld. For the avoidance of doubt, it is agreed that Owners may decline orders to steam at any lesser average speed than the Slow-Steaming Speed or at any greater average speed than the Service Speed for operational reasons, but the onus shall be on Owners to show reasonable justification based upon the principle of Weather and Safe Navigation Permissible (WSNP). If on Charterers request, the Vessel steams at an average speed greater than the Service Speed or at less than the Slow-Steaming Speed, then Owners shall be deemed to comply with all warranties to speed and fuel consumption during the voyage or that part of the voyage affected by Charterers request.

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2.	Timeliness

(a)	At any time prior to each voyage Charterers shall, subject to Article 1(b), instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). Provided however:

(i)	In the event that Charterers fail to provide a SAT to Owners the SAT shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterers, if different) from the time Charterers instruct the Vessel to proceed;

(ii)	The SAT shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i);

(iii)	Subject to Article 1(b), Charterers may amend the SAT from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage or the readiness of the berth to receive the Vessel (the “Amended SAT”); and

(iv)	The speed at which the Vessel needs to steam in order to meet the SAT or the Amended SAT or any permissible speed ordered by the Charterers shall be a “Guaranteed Speed”.

(b)	Charterers shall compare the actual time of arrival of the Vessel at the pilot station at each port with the SAT save that if the SAT was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)	If the Vessel arrives at the pilot station at the arrival port not later than three (3) hours after the SAT or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than three (3) hours after the SAT, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)	Subject to Article 2(e) and (f), Charterers shall be entitled to make a deduction from hire in respect of any period by which the Vessel arrives Late.

(e)	Notwithstanding the foregoing but subject to Article 2(f), Charterers shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage being known as “Restricted Periods”:

(i)	the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than 12 (twelve) hours noon to noon;

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(ii)	poor visibility;

(iii)	time spent navigating in congested waters;

(iv)	alterations in speed or course to avoid areas of bad weather;

(v)	any period spent at a waiting area following arrival;

(vi)	time lost waiting for or as a result of a canal transit;

(vii)	time taken for bunkering during a sea passage in accordance with Charterers instructions;

(viii)	time spent during stops at sea requested by Charterers;

(ix)	time spent steaming at a reduced speed by mandatory order of regulatory bodies having jurisdiction over the Vessel;

(x)	time spent steaming at a reduced speed as per Charterers orders;

(xi)	time lost in order to observe recommendations as to traffic separation and routing as issued by the International Maritime Organisation, or as promulgated by any state and their agencies to which the Vessel may from time to time trade or through whose the waters the Vessel may pass; or

(xii)	the saving of life or (with Charterers consent) property.

The master shall record in his daily noon report the time lost in the previous 24 hours due to any of the matters referred to in this Article 2(e).

Provided that any period when the Vessel is off-hire at sea on any individual voyage shall be credited against the deductions from hire that would otherwise have been made under this Article 2.

(f)	If the Vessel arrives Late, the following calculation shall be made to assess the period in respect of which Charterers shall be entitled to deduct hire. The speed of the Vessel shall be calculated over the Sea Passage excluding all Restricted Periods (the “Achieved Speed”). If the Achieved Speed equals or exceeds the Guaranteed Speed, Owners shall be deemed to have met the speed warranties. If the Achieved Speed is less than the Guaranteed Speed, Charterers shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived if steaming at the Achieved Speed shall be the Deemed Arrival Time. Charterers shall be entitled to deduct hire to the extent to which the Deemed Arrival Time exceeds the SAT by more than three hours.

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(g)	The relationship between this Article 2 and Clause 22 shall be as follows:

(i)	Periods of off-hire under Clause 22 shall be excluded for all purposes from calculations under this Article 2;

(ii)	Article 2 of this Appendix 3 shall apply (to the exclusion of Clause 22) to deal with lateness/loss of time where no deviation or Stoppages occur or to deal with lateness after deviation or Stoppages (for which deductions can be made under Clause 22) greater than the duration of such Stoppages and deviations;

(iii)	Clause 22 shall deal with Stoppages and/or deviation on a voyage, and the consequences of Stoppages and/or deviation where the Vessel does not arrive On Time with reference to SAT prevailing immediately before the first Stoppage or deviation for that voyage;

(iv)	Clause 22 applies (to the exclusion of Article 2 of this Appendix) to deal with loss of time at a port after the end of the voyage to such a port and before the start of the next voyage from such a port as defined in Article 2 (c) of this Appendix.

(h)	In Clause 2 “Stoppage” means any time during which no power is being applied to propel the Vessel for a reason listed in Clause 22.

3.	Guaranteed Daily Fuel Consumption

(a)	Owners guarantee that subject to the other provisions of Appendix 3, the maximum daily fuel consumption of the Vessel for all purposes shall not exceed the quantities tabulated in Clause 26(c) and, where applicable, shall be prorated between the speeds shown.

(b)	The average speed in knots on any Voyage (as defined in Article 4) shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the duration of all off-hire periods and distance covered in such periods and excluding the distance covered during any deviation which is not an off-hire period because the Vessel arrives On Time.

4.	Definitions for Fuel Consumption

(a)	In this Appendix 3:

(i)	“EOSP” means the time the Vessel records End of Sea Passage on arrival after any voyage;

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(ii)	“FAOP” means the time the Vessel proceeds Full Away On Passage from her departure point on a voyage; and

(iii)	“fuel” refers collectively to HFO, LSFO, MGO and Boil-Off, measured in tonnes of Fuel Oil Equivalent.

(b)	For the purpose of fuel consumption calculations a voyage shall, where applicable, be divided into separate segments (each a “Voyage”). A Voyage shall be deemed to have started either:

(i)	at FAOP;

(ii)	immediately after an off-hire period; or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers orders as the case may be.

(c)	A Voyage shall be deemed to have ended either:

(i)	at EOSP;

(ii)	immediately before an off-hire period; or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers orders as the case may be.

(d)	The duration of a voyage shall be the elapsed time between its start and its end pursuant to Article 4.

5.	Basis of Calculation for Fuel Consumption

(a)	For each Voyage the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage calculated on the assumption that the Vessel steamed at the Guaranteed Speed. In calculating both the guaranteed fuel consumption and the actual fuel consumption Restricted Periods pursuant to Article 2(e) shall be excluded. Subject as hereinafter provided, there shall be a saving of fuel for that Voyage equal to the amount by which the guaranteed fuel consumption exceeds the actual fuel consumption and an excess consumption for that Voyage equal to the amount by which the actual fuel consumption exceeds the guaranteed fuel consumption. Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in fuel consumption for the Voyage.

(b)	If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterers’ orders, or in order to

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achieve the SAT (provided this is not attributable to any failure of performance by the Vessel), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage.

(c)	Owners’ warranties relating to speed and fuel consumption shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

(d)	As soon as practicable after receipt of the necessary voyage returns, Charterers shall furnish Owners with their calculations determining fuel consumption on each Voyage.

(e)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess fuel used and the quantities of fuel saved on all voyages in the Performance Period shall each be added up. The total of fuel saved for the Performance Period shall then be subtracted from the total of excess fuel used for the Performance Period and if the balance is positive Charterers shall deduct from hire due under Clause 11 an amount calculated by multiplying:

(i)	Where the excess is in consumption of HFO or MGO, the net excess quantity consumed for the Performance Period by the weighted average price paid by the Charterers for each fuel for the Vessel over the Performance Period in question;

(ii)	Where the excess is in consumption of Boil-Off, the calorific value of the additional Boil-Off consumed, calculated using the weighted average LNG Price over the Performance Period in question.

If the balance is zero or negative, Owners shall be deemed to have complied with their fuel consumption obligations for the Performance Period.

6.	Actual Fuel Consumption on a Voyage

(a)	The actual fuel consumption on a Voyage shall, subject to Article 6 (b), be the sum of

(i)	HFO and MGO consumed during the Voyage (expressed in tonnes ) and excluding any HFO and MGO used in any off-hire period on that voyage; and

(ii)	the fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes excluding any Boil-Off in any off-hire period on that voyage and excluding any Boil-Off in excess of guaranteed maximum Boil-Off under the provisions of Article 7.

(b)	For the purpose of this Article 6 the Fuel Oil Equivalent of the LNG lost as Boil-Off which is available as fuel during the voyage shall be assumed to be

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the total volumetric value loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro rated for the difference between the voyage and gauging times and multiplied by the Fuel Oil Equivalent factor set out in Clause 26(d).

(c)	Owners may appoint an independent cargo surveyor to verify the composition of cargoes at loading and discharge ports.

7.	Boil Off Calculations

(a)	The Boil-Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil-Off for the sea passage (i.e. the daily guaranteed maximum Boil-Off multiplied by the time between gaugings) with the actual Boil-Off.

(b)	The actual amount of Boil-Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume therein at gauging before the sea passage.

(c)	If the Vessel was off-hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on hire is to the total time between gaugings.

(d)	At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess Boil-Off and the quantities of Boil-Off saved on all trips in the Performance Period shall each be added up. The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterers may deduct from hire due under Clause 11 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices. If the balance is zero or negative, then Owners shall be deemed to have complied with this Clause for the Performance Period.

8.	Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)	If Owners require or Charterers so request, the Vessel shall spray cool as necessary in a manner consistent with Owners or Charterers requirements so as to maximise the use of the available Boil-Off for propulsion, whilst using due diligence to avoid the generation of any excess Boil-Off.

(b)	The master shall notify Charterers if he is of the opinion that the Vessel will not, on arrival at the loading port, be able to commence bulk loading within half an hour after cooling of the loading arms without spray cooling on the ballast sea passage.

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(c)	Without prejudice to any of Owners or Charterers obligations under this Article 8, if Owners intend to order spray cooling at any time during the charter period, Owners agree, if requested by Charterers, to discuss the reasons and technical basis for spray cooling.

(d)	If on any sea passage Charterers order the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(e)	If Charterers give orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(f)	Subject to the provisions of this charter, Owners shall have free use of Boil-Off. Any venting or steam dumping of Boil-Off shall not be permitted without Charterers’ prior written consent.

(g)	If the LNG supplied to the Vessel is not at full saturation temperature at loading, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(h)	If the Voyage is less than thirty six (36) hours, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(i)	If Charterers give orders that require to shift LNG Heel to maximize heel deployment during a ballast passage, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

9.	Provisions for Gauging

(a)	The time at which any volume of LNG is determined is referred to in this charter as a gauging time.

(b)	In relation to any laden sea passage the cargo volume on loading at the start of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the Vessel’s manifold vapour return valve in the loading port and on discharge at the end of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)

In relation to any ballast sea passage the LNG heel volume after discharge (i.e. at the start of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port and the LNG heel volume on loading (i.e. at the end of the ballast sea passage) shall be the

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volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

10.	Underwater Cleaning / Waiting at Anchorage

(a)	Charterers may request Owners at any time to arrange for the cleaning afloat of the Vessel’s underwater hull and propeller, whereupon Owners shall arrange for the said cleaning to take place, provided that:

(i)	the Vessel is free of cargo but may be under vapour if permitted by the port authority;

(ii)	in Owners’ opinion such cleaning will not damage in any way the Vessel’s underwater hull coatings; and

(iii)	such cleaning afloat can be carried out safely at a place approved by Owners and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter.

(b)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 10 (a) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(c)	Charterers shall be entitled to require the Vessel to wait at anchorage and/or to use the Vessel for the purposes of providing floating storage for LNG. If Charterers order the Vessel to wait at anchorage for more than 20 days for such aforementioned purpose on any one occasion or more than 80 days comprising periods of not more than 20 days each in any period of 365 days, and, if as a result of such waiting Owners have good reason to believe that the performance of the Vessel or her fuel consumption is affected and speed and/or fuel warranties can no longer be met because of fouling, then Owners shall so state by written notice to Charterers and, if Charterers request, shall carry out an underwater inspection at Charterers expense to see if there is fouling of the hull and/or propeller.

(d)	If as a result of the aforesaid inspection, Owners consider that there is evidence of such fouling then, if Charterers so request, Owners shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 10 (a) (i), (ii) and (iii) apply.

(e)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 10 (d) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

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(f)	Provided that if any inspection pursuant to Article 10 (c) reveals the presence of hull or propeller fouling, or if Charterers decline to request an inspection following receipt of a notice from Owners under Article 10 (c), then from the time Owners give written notice that performance is affected by fouling, Owners shall be deemed to have complied with the speed and fuel warranties until the completion of the next periodic drydocking or successful cleaning, whichever occurs sooner.

(g)	If the Vessel is instructed by Charterers to wait at anchorage or adrift for whatever reason for a period exceeding 20 days, Charterers shall pay for any reasonable service boats required for provisions, personnel or similar.

11.	Interpretation

(a)	In this Appendix 3, “Article” shall mean an Article of this Appendix, and “Clause” shall mean a Clause of the charter.

(b)	In the event of any conflict between the charter and Appendix 3, Appendix 3 shall prevail.

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APPENDIX 4

Experience Matrix

Seagoing Experience

	Combined	Individual minimum experience

Master	12 years	4 years
Chief Officer		2 years

Senior 2nd Officer	—	1 year

Chief Engineer	14 years	4 years
2nd Engineer		2 years
Gas Engineer		2 years

3rd Engineer (x2)	—	6 months

LNG Vessel Experience

	Combined	Individual minimum experience
Master	4 years	Minimum 30 days Observer time on LNG vessel if 4 years experience with another Dangerous Cargo Endorsement OR 2 years LNG experience
Chief Officer		At least 1 year on LNG vessel in rank or as Second Officer
Gas Engineer		At least 1 year on LNG vessel in rank or as another Engineering Officer
Chief Engineer	4 years	Minimum 30 days Observer time on LNG vessel if 4 years diesel experience / 2 years steam experience on non-LNG vessels
2nd Engineer		Minimum 30 days Observer time on LNG vessel if 2 years diesel experience / 1 year steam experience on non-LNG vessels
3rd Engineer (x2)		Minimum 30 days Observer time on LNG vessel (cadet service on LNG vessel counts as observer time)

Notes: All experience periods are in years of sea time

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APPENDIX 5

Safety And Environmental Monthly Reporting Template

Gazprom Global LNG Safety and Environmental Monthly Report	Return to: Fax: Phone: Email:

Vessel Name
Management Company
Month / Year

BUNKER OR LUBOIL SPILL INCIDENTS (Any amount entering the water) Approximate weight in kg (bunker) volume in ltr (luboil) and brief details
ANY OTHER INCIDENTS resulting in or having potential for injury, damage or loss

A. No. Of crew:
B. Days in month / period:
EXPOSURE HOURS (A x B x 24):

LOST TIME INJURIES (LTI’S) including brief details / any treatments

TOTAL RECORDABLE CASE INJURIES (TRC’S) including brief details / any treatments

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Monthly Distance Sailed (nm)

Monthly Consumption (mt)	- Fuel Oil

- LSFO

- Diesel Oil

- Gas Oil

- Fuel Gas

Sulphur content (%)	- Fuel Oil

- LSFO

- Diesel Oil

- Gas Oil

Refrigerant Gas Consumption – Type

- Quantity (litres)

Garbage Disposal (m3)	- At Sea

- Incinerated on Board

- Sent Ashore

MANAGEMENT COMPANY CONTACT DETAILS:

Name:
Phone:
Fax:
Email:

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Notes :	Enter zero i.e. “0” where any amount is nil (rather than entering “Nil” or N/A”)

Do not enter a % sign in the entry boxes for Fuel Sulphur content i.e. if it is 3% then just enter “3”.

Fuel gas should be reported as tonnes and not as m3.

For definitions of incident classification and exposure hours see Oil Companies International Marine Forum (OCIMF) booklet

“Marine Injury Reporting Guidelines” (February 1997) or any subsequent version, amendment, or variation to them

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APPENDIX 6

Letter Of Indemnity

To:	Owner of “LNG CARRIER [YARD] HULL [—]” (the “Vessel”)

Time Charter dated [—] 2011 (the “Charter”)

Dear Sirs

It is a term of the Charter that, pursuant to the provisions of Clause 14 where Bills of Lading are issued and we (as the Charterer) order you (as the Owner) in writing to discharge a quantity of the cargo:

(i)	at any place other than that shown on the Bill of Lading; and/or

(ii)	without presentation of an original Bill of Lading; and/or

(iii)	that is different from the Bill of Lading quantity (other than by reason of Boil-Off of cargo;

an indemnity in terms of this letter shall be deemed to be given to you on every occasion where we give such written orders.

In consideration of your complying with any such request as set out in (i) and/or (ii) above, we hereby inform you of the following.

1.	The Charterer shall indemnify the Owner and the Owner’s servants and agents and hold the Owner and the Owner’s servants and agents harmless in respect of any liability loss or damage or expense of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which the Owner may sustain by reason of delivering such cargo in accordance with the Charterer’s request.

2.	If any proceeding is commenced against the Owner or any of the Owner’s servants or agents in connection with the Vessel having delivered cargo in accordance with such request, the Charterer shall provide the Owner or any of the Owner’s servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

3.	If the Vessel or any other vessel or property in the same or associated ownership, management or control should be arrested or detained, or if the arrest or detention thereof should be threatened or should there be any interference in the use or trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), by reason of discharge or in connection with the delivery of the cargo in accordance with the Charterer’s instruction as aforesaid, the Charterer shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property or to remove such interference and the Charterer shall indemnify the Owner in respect of any loss, damage or expenses caused by such arrest or detention or threatened arrest or detention or such interference whether or not same may be justified.

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4.	The Charterer shall, if called upon to do so at any time while such cargo is in the Charterer’s possession, custody or control, redeliver the same to the Owner.

5.	As soon as all original Bills of Lading for the above cargo which name as discharge port the place where delivery actually occurred shall have arrived and/or come into the Charterer’s possession, the Charterer shall produce and deliver the same to the Owner whereupon the Charterer’s liability hereunder shall cease, except in case the Charterer requests the Owner to discharge a quantity of cargo that is different from the Bill of Lading quantity.

Provided however, if the Charterer have not received all such original Bills of Lading by 2359 hours on the day 36 calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time the Charterer have received from the Owner written notice that:

(a)	Some person is making a claim in connection with the Owner delivering cargo pursuant to the Charterer’s request or

(b)	Legal proceedings have been commenced against the Owner and/or carriers and/or the Charterer and/or any of their respective servants or agents and/or the Vessel for the same reason.

When the Charterer has received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

6.	The Owner shall promptly notify the Charterer if any person (other than a person to whom the Charterer ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other property belonging to the Owner is arrested by reason of any such discharge of cargo.

7.	This indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England

Yours faithfully,

For and on behalf of

ADDENDUM No1 TO THE TIME CHARTERPARTY

Between

LANCE SHIPPING S.A.

As Owners

And

GAZPROM GLOBAL LNG LIMITED

As Charterers

For the charter of

CLEAN POWER

As the Vessel

Dated 02nd August, 2011

It is hereby mutually agreed between Owners and Charterers that the below items a) and b) be amended into the above stated time charterparty (the “Charterparty”) as follows:

a) The following additional clause to be inserted

“Clause 57

It has mutually been agreed between Owners and Charterers that the “Clean Power” to be renamed “Ob River” during the scheduled dry docking in Singapore July 2012. All costs and expenses related to such mentioned name change shall be for Owners’ account. The ownership of the Vessel shall remain unaffected by such mentioned name change. Owners will as soon as practically possible after such mentioned name change provide Charterers with a transcript from the Flag Maritime Administrator confirming that the name change has been effected and identifying that Lance Shipping S.A. remains the owners of Ob River.

b) All references to the vessel “Clean Power” shall read “Ob River”.

Agreed this day July 17th, 2012

LANCE SHIPPING S.A.

Name:	/s/ Ioannis Edipidis

Ioannis Edipidis

Title:	(Attorney-in-Fact)

GAZPROM GLOBAL LNG

Name:	/s/ Nikolas Grigorien

Nikolas Grigorien

Title:	Attorney-in-Fact

ADDENDUM No2 TO THE LNG CARRIER TIME CHARTER PARTY

Between

LANCE SHIPPING S.A.

As Owners

And

GAZPROM GLOBAL LNG LIMITED

As Charterers

For the charter of

OB RIVER

As the Vessel

It is hereby mutually agreed between Owners and Charterers that the below items 1) and 2) be amended into the above stated time Charterparty (“the Charterparty”) as follows:

1)	Clause 4(a) to be amended as follows

(a)	Firm Period

From the time and date of delivery for one thousand eight hundred and twenty nine (1,829) days plus or minus up to ten (10) days in Charterers’ option. This shall be known as the Firm Period

2)	Clause 7(a) to be amended as follows

(a)	Unless otherwise agreed, the Vessel shall not be delivered to charterers before 0001 hours local time at the place of delivery 27th September 2012, but must be delivered to Charterers no later than 2359 hours local time 30th November 2012.

Charterers shall have the option of cancelling this charter if the Vessel is not ready and at their disposal on or before 2359 hours local time at the place of delivery on 30th November 2012.

Agreed this day 10th September, 2012

LANCE SHIPPING S.A.

Name: /s/ Ioannis Edipidis

          Ioannis Edipidis

Title: Attorney-in-fact

GAZPROM GLOBAL LNG

Name: /s/ Illegible

Title: Manager, Chartering

ADDENDUM No3 TO THE TIME CHARTERPARTY

Between

LANCE SHIPPING S.A.

As Owners

And

GAZPROM GLOBAL LNG LIMITED

As Charterers

For the charter of

OB RIVER

As the Vessel

Dated 02nd August, 2011

*****

ADDENDUM No4 TO THE TIME CHARTERPARTY

Between

LANCE SHIPPING S.A.

As Owners

And

GAZPROM GLOBAL LNG LIMITED

As Charterers

For the charter of

OB RIVER

As the Vessel

Dated 02nd August, 2011

* * * * *

FORM OF

ADDENDUM No5 TO THE TIME CHARTERPARTY

Between

LANCE SHIPPING S.A.

As Owners

And

GAZPROM GLOBAL LNG LIMITED

As Charterers

For the charter of

OB RIVER

As the Vessel

Dated 02nd August, 2011

The Parties have agreed to delete the following wording under Clause 4 a):

“Notwithstanding any other provision of this charter, the Vessel shall not be obliged to go to any place if the Vessel going to such place would violate any resolution of the United Nations Security Council”

and replaced it with the following wording under Clause 4 a):

“Notwithstanding any other provision of this charter, the Vessel shall not trade in areas that are in breach of sanctions imposed by any of the following; United Nations Security Council, United States of America or European Union”

Agreed this day October 8, 2013

LANCE SHIPPING S.A.

Name:

Title:

GAZPROM GLOBAL LNG

Name:

Title: